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                                                    Exhibit 10.28

                 AMENDED AND RESTATED SITE LEASE

     This Amended and Restated Lease is dated September 17, 1993, and made by and between PHILADELPHIA THERMAL ENERGY CORPORATION, a Pennsylvania corporation (herein called "Lessor") and GRAYS
FERRY COGENERATION PARTNERSHIP, a Pennsylvania general partnership (herein called "Lessee").

                    BACKGROUND TO RESTATEMENT

     Lessor, Philadelphia United Power Corporation, formerly known as United Thermal Development Corporation ("PUPCO"), Adwin Equipment Company ("Adwin"), O'Brien Environment Energy, Inc. ("O'Brien") and Leasee are parties to some or all of a series of agreements, each dated November 11, 1991, as follows (collectively, "Original Agreement"):

     (1)  Steam Venture Agreement by and among O'Brien, Adwin,
PUPCO and Lessor ("Original Venture Agreement");

     (2)  Site Lease by and between Lessor and Lessee ("Original
Lease");

     (3)  Steam Purchase Agreement by and among Lessor, Adwin,
O'Brien and Leasee ("Original Purchase Agreement");

     (4) project Services and Development Agreement by and between Lessee and PUPCO ("Original Development Agreement");

     (5)  Penn Selection Agreement by and among Lessor, PUPCO,
Adwin, O'Brien and Lessee ("Original Penn Agreement"); and

     (6)  Dock Facilities by and among Lessor, Lessee and
Philadelphia Thermal Development Corporation ("Original Dock
Agreement").

     The Original Agreements set forth the terms and condition under which Adwin and O'Brien formed Lessee for the purposes of constructing and owning a Cogeneration Facility (as defined hereafter), which will be located on a portion of Lessor's Schuylkill Station site. The Cogeneration Facility will produce steam and electrical power, and will be operated and maintained by PUPCO. Steam from the Cogeneration Facility will be purchased by Lessor for use in Lessor's steam distribution system. The parties have subsequently agreed to terminate the Original Penn Agreement.

     The Original Agreements contemplated that the Cogeneration
Facility would consist of a Frame 7 Gas Turbine, a Heat Recovery

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Steam Generator, a steam turbine and a high pressure auxiliary boiler with a minimum 500,000 lbs/hour of capacity (No. 6 oil natural gas. The Original Agreements further contemplated that the auxiliary boiler would, under certain circumstances, be constructed on an accelerated basis prior to the remainder of the equipment described above.

     Adwin and O'Brien have now requested, and Lessor and PUPCO have agreed, that the installation of the Cogeneration Facility ("Project") be restructured in certain ways, including the development of the Project in two discrete phases, consisting of
(i) installation in Phase I of a high pressure auxiliary boiler with a 40 megawatt steam turbine ("Phase I Project"), and
(ii) installation in Phase II of the Frame 7 Gas Turbine and related equipment ("Phase II Project"). The parties intend that the Phase I Project be completed on an expedited basis.

     The parties have further agreed to amend certain of the Original Agreements and to restate those Original Agreements, as so amended, in their entity, to reflect the changes to the Project described above.

     Now, Therefore, intending to be legally bound hereby, the parties hereby amend the Original Lease and restate the Original
Lease in its entirety, as follows:

                           BACKGROUND
Lessor is the owner of a portion of a building erected on land ("Land") owned by the Philadelphia Electric Company ("PECO") located at 26th and Christian Streets, Philadelphia, Pennsylvania and known as Schuylkill Station ("Building"). The Land is described more particularly on the legal description attached hereto as Exhibit A. Lessor utilizes the Building to operate a steam generation and distribution system ("Steam Loop"). Lessee is an entity formed by O'Brien and Adwin to design, construct, start-up, test and own a cogeneration facility to produce steam and electricity, as described in more detail in Section 5.1 hereof ("Cogeneration Facility"). The steam will be sold to Lessor pursuant to an Amended and Restated Steam Purchase Agreement of even date herewith between Lessor and lessee ("Amended Steam Purchase Agreement"), and the electricity will be sold to PECO or another utility. The cogeneration facility will be owned by Lessee and operated by PUPCO, an affiliate of Lessor, pursuant to an Amended and Restated Project Services and Development Agreement of even date herewith ("Amended Project Services Agreement"). The agreements among Lessor, Adwin,

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O'Brien and PUPCO are further set forth in an Amended and
Restated Steam Venture Agreement of even date herewith ("Amended Steam Venture Agreement"). Lessor and Lessee have now agreed that Lessor will lease a portion of the Building to Lessee for the construction and operation of the cogeneration facility pursuant to the terms and conditions set forth below.

     NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

     1.   Premises.

          1.1  Premises.

               (a) Lessor hereby leases to Lessee and Lessee leases from Lessor for the term, at the rental, and upon all of the conditions set forth herein, (i) that certain portion of the Land as designated on the plan attached hereto as Exhibit B ("Phase I Premises") and (ii) that certain portion of the Building as designated on the plan attached hereto as Exhibit B extending from the base of the foundation of the Building (and including any underground utilities) to the exterior surface of the roof of the Building and inward from the exterior surface of each outside well of the Building ("Phase II Premises"). For purposes of this Lease, the term "Premises" shall refer only to the Phase I Premises effective as of the Commencement Date, and, effective as of the Phase II Commencement Date (as defined below), to the Phase I Premises and the Phase II Premises collectively, and the term "Cogeneration Facility" shall refer only to Phase I of the Project effective as of the Commencement Date and, effective as of the Phase II Commencement Date, to the Phase I Project and the Phase II Project collectively.

               (b) Lessee acknowledges that, subject to the provisions of Section 14.1, Lessee has inspected the Premises and determined that the premises is suitable for installation and operation of the cogeneration 7acility with respect to its dimensions, weight-carrying capacity. construction access and environmental condition. and Lessee is not relying on any representation by Lessor except as expressly set forth herein. Lessee further acknowledges that the Premises currently contains several inoperative boilers and associated Systems and equipment, some of which may be inoperative, which were neither installed nor operated by Lessor, which has no specific knowledge of the condition of the premises or such equipment except for information received by Lessor from PECO.

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          1.2  Parking.  The use end occupation by Lessee of the
premises shall include the use in common with others entitled thereto of the common areas, service areas, sidewalks and other facilities on or appurtenant to the Lend or the Building. subject to the terms of this Lease and to reasonable rules and regulations established by Lessor from time to time. Notice of changes shall be provided by Lessor to Lessee in writing. Lessee shall have the right to utilize up to eight (8) parking spaces in the parking areas designated by Lessor from time to time, of which six (6) shall be used by the operator of the Cogeneration Facility. Lessee shall be responsible for limiting parking on the Lend by Lessee's employees, invitees, licensees, agents and visitors to those parking spaces specifically designated by Lessor from time to time. Lessee acknowledges that the Lend is owned by PECO and the availability of parking is subject to the terms of the lease between PECO and Lessor, as such lease may be modified from time to time, and any rules or regulations issued by PECO from time to time.

          1.3 Shared Facilities. Lessee shall have the right to utilize existing stacks. doorways. rail facilities, engines. cranes and similar facilities owned by Lessor and described in Exhibit C (collectively. "Lessor's Facilities") as necessary or appropriate for the construction. operation and maintenance of the Cogeneration Facility, provided that (i) such use does not unreasonably interfere with Lessor' a ongoing operation of the Steam Loop, and (ii) Lessee's use of Lessor's Facilities shall comply with reasonable rules and regulations promulgated by Lessor in writing. Lessee acknowledges that many of Lessor's Facilities are old and may not be suitable for use in their present condition for construction or operation of the Cogenera tion Facility. Any of Lessor's Facilities that require replacement or substantial repair as a result of Lessee's use shall be replaced or repaired by Lessee and the cost thereof (except as otherwise set forth in Exhibit C) shall be divided as follows: if the equipment in question has not previously been in regular use by Lessor, Lessee shall bear the full cost of such repair or replacement; if the equipment in question is in regular use by Lessor at the time the repair or replacement becomes necessary, the cost thereof shall be shared by Lessor and Lessee based on projected relative use of the equipment during the expected lifetime of the equipment. The operating cost of using Lessor's Facilities by Lessee shall be determined by Lessor on the basis of (i) the actual incremental cost of such use, if such can be readily determined, or (ii) Lessor's reasonable estimate of the relative use made by Lessee of various Lessor's Facilities in proportion to Lessor's use thereof, based on market rental value of the equipment where possible. utility charges and maintenance, repair and replacement costs shall be included in calculating the cost of Lessee's use of Lessor's Facilities.

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          1.4  Permits.

               (a)  To the extent available to Lessor from
existing facilities owned by Lessor. or from the operation of the cogeneration Facility (through the displacement of steam production from other boilers), Lessor shall assign emission offsets and allowances available at Schuylkill Station to Lessee without charge1 to the extent reasonably required by Lessee to permit the construction and operation of the Cogeneration Facility. without interfering with Lessor's ability to meet the steam requirements of its customers. Lessee shall request such offsets and allowances in writing9 accompanied by appropriate engineering reports supporting Lessee's requirements. Lessee shall be solely responsible for acquiring any additional offsets or allowances required by Lessee for the Cogeneration Facility beyond those available from Lessor under this Section 1.4.

               (b) Lessee shall not violate and this Lease shall be subject to any applicable zoning ordinances and any municipal. county and state constitution1 laws and regulations governing and regulating the use of the Premises and the Building. The Land is currently zoned G-2. Lessor expressly makes no representation or warranty that. the use of the Premises contemplated by Lessee does not conflict with or violate any applicable zoning ordinances or municipal, county or state laws and regulations regarding the use of the Premises. Lessor represents to Lessee that Lessor's present use of the Building for operation of the Steam Loop is not in violation of any applicable zoning or other use-related ordinance, law or regulation.

          1.5 Ground Lease. Lessee acknowledges that the Building is located on land which Lessor leases from PECO pursuant to a Schuylkill Station Lease Agreement dated
January 30, 1987 ("Ground Lease"), a copy of which is attached hereto as Exhibit D. Any conflict between the terms of this Lease and the terms of the Ground Lease shall be controlled by the terms of the Ground Lease.

     2.   Term.

          2.1 This Lease shall be for an initial term ("Initial Term") consisting of (a) the period commencing on the Commencement Date (as defined hereinafter) and ending on the date ("Full Operation Date") which will be the Phase II Project Acceptance Date (as defined in the Amended Project Services Agreement) unless construction of the Phase II Project has not been initiated (as described in Section 9 of the Amended Steam Venture Agreement) within one (1) year after the Phase I Acceptance Date, in which event the Full Operation Date will be

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the Phase I Project Acceptance Date. plus (b) twenty-five (25)
years. commencing on the Full Operation Date and ending on the date which is twenty-five (25) years thereafter. or. if the Full Operation Date is not the first day of a month, twenty-five (25) years after the last day of the month in. which the Full Operation Date occurs, unless sooner terminated pursuant to any provision hereof (the "Expiration Date"). Any Philadelphia or Pennsylvania transfer tax due and payable as a result of this Lease shall be paid by Lessee.

          2.2 Commencement Date. The term of this Lease shall commence on the date construction of Phase I of the Cogeneration Facility begins, but in no event later than the date set forth in the Amended Steam Venture Agreement (herein called the "Commencement Date"). The Premises leased hereunder shall be extended to include the Phase II Premises on the date construction of Phase II of the Cogeneration Facility begins ("Phase II Commencement Date"). but not later than the date set forth in the Steam Venture Agreement. The Commencement Date and the Phase II Commencement Date shall each be recorded in an addendum tc this Lease to be prepared by Lessor and executed by both parties.

          2.3 Options to Extend. Lessee shall have the option to renew this Lease under the terms and conditions set forth in
Section 5 of the Steam Venture Agreement.

     3.   Rent; Additional Rent

          3.1 Minimum Annua1 Rent. Lessee shall pay a minimum annual rent of One Dollar ($l.00) in advance, on each anniversary of the Commencement Date. In addition, Lessee shall pay Lessor without set-off the Additional Rent as hereinafter set forth. Unless otherwise specifically provided, all sums shall be paid to Lessor at the address set forth on the signature page.

          3.3  Additional Rent.

               (a) As used herein, the term "Additional Rent shall refer to any and all sums payable by Lessee to Lessor hereunder, including, without limitation, those sums specifically described as Additional Rent in this Lease. All Additional Rent shall be payable within thirty (30) days following written demand from Lessor, unless a different period is specified elsewhere in this Lease.

               (b) Lessee shall be solely responsible for, and shall pay Lessor as Additional Rent, all increases in real estate taxes, use and occupancy taxes or other taxes1 impositions, levies, fees or governmental impositions and charges of any kind

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incurred by Lessor or imposed against the Lend9 the Building Or the premises as a direct result of the installation and operation Cf the cogeneration Facility (including. without limitation. real estate taxes resulting from any increase in the assessment of the Building due to the installation of the Cogeneration Facility) Lessor shall give Lessee notice of any such increase in taxes, and Lessee shall pay all amounts due hereunder to Lessor within thirty (30) days following receipt of such notice by Lessor; provided, however, that Lessee may contest any such tax increase with the taxing authority in good faith so long as such contest prevents any lien for unpaid taxes from being levied against Lessor or the Premises. To the extent feasible. all sums due from Lessee under this Section 3.2(b) shall be paid directly to the taxing entity.

               (c) Lessee shall be solely responsible for all incremental site costs incurred because of the restructuring of the project into two distinct phases.

     4.   Construction of Cogeneration Facility.

          4.1 Construction by Lessee. The Cogeneration Facility shall be constructed in accordance with the terms of the Amended Project Services Agreement. Lessee shall be solely responsible to repair any underground or other utilities or systems damaged by Lessee or Lessee's contractors, employees or agents.

          4.2 Access During Construction Period. During Lessee's construction of the Cogeneration Facility, Lessor shall provide reasonable access to the Premises for Lessee's workers and equipment and make available (or request PECO to make available) additional space on the Lend for staging. laydown and storage to facilitate the construction process, in the area outlined and identified as. "laydown area" on Exhibit B, or such additional area as may be reasonably required by Lessee's contractors without materially interfering with Lessor's operations. Lessee's workers shall not park in the parking lot unless authorized in writing by Lessor, which shall have no obligation to provide such parking.


     5.   Use; Compliance with Law.

          5.1 Use. Except as set forth in Section 5.1(b), the Premises shall be used and occupied only for (i) the construction, hookup, testing, operation, maintenance and repair of the Cogeneration Facility, as described in plans and specifications prepared by Lessee pursuant to the Amended Project Services Agreement, and (ii) office and control room space for

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operation of the Cogeneration Facility end other uses associated with operating the Cogeneration Facility (including, without limitation, the construction, hookup, testing, operation maintenance and repair of a water demineralization plant which Lessee may deem necessary in lieu of the existing Water Plant (hereinafter defined)) that do not interfere with Lessor's use of the Building. Except as set forth in Section 5.1(b), the Premises shall be used for no other purpose.

          5.2  Compliance with Law.

          With regard to all or. any part of the Premises or to the use or manner of use of the Premises. or to the fixtures and equipment in the Premises, throughout the term of this Lease, and at its sole cost and expense, Lessee shall: (i) comply promptly with all laws, ordinances, notices. orders; rules, regulations and requirements of all federal, state and municipal governments and all departments. commissions, boards and officers thereof, and of the ?1ational Board of Fire Underwriters or any other body now or hereafter constituted exercising similar functions; and
(ii) keep in force at all times all licenses, consents and permits necessary for the lawful use of the Premises for the purposes herein provided. Lessee shall have the right to contest the validity of any purported violation, provided that such contest operates to prevent enforcement of any remedy by any party for such purported violation. Lessee shall not use nor permit the use of the Premises in any manner that will tend to create waste or a nuisance, or shall tend to unreasonably disturb Lessor or PECO in their respective operations. Lessee shall comply with all reasonable rules and regulations established by Lessor from time to time.

     6.   Maintenance, Repairs and Alterations.

          6.1  Maintenance, Repairs and Alterations.

               (a) Except as specifically otherwise provided in Paragraph 6.1(c) hereof, Lessee, at its sole cost and expense, shall maintain, repair and replace, and keep in good order, condition and repair the Premises, including, without limitation,
(i) all heating, air conditioning, ventilating, plumbing and electrical systems servicing the Premises (as described in subsection (b) below) and (ii) the portion of the Building roof, walls (external and internal) and foundation located within the Premises. Lessee shall also be responsible for any repairs, replacements or maintenance necessary or appropriate to render existing systems and utilities located in the Premises available and operative for use by Lessee.

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               (b)  Exhibit C attached hereto lists certain
systems, equipment and services (collectively. "Services") which will be required by the cogeneration Facility, and describes the scope of Lessee's maintenance. repair and replacement responsibilities for each of the Services.

               (c) Lessor, throughout the term of this lease and at Lessor's sole cost and expense. shall make all necessary repairs to the footings and foundations and the structural steel columns and girders forming a part of the Building outside the Premises. and to exterior walls outside the Premises; provided. however, that Lessor shall have no responsibility to make any repair unless and until Lessor receives written notice of the need for such repair. and provided further that Lessor shall have no responsibility to repair any damage (other than ordinary wear and tear) which arises out of or is caused by Lessee's use, manner of use or occupancy of the Premises, or by Lessee's installations in or upon the Premises, or by any act or omission of Lessee or any employee, agent, contractor or invitee of Lessee. Lessor shall initiate repair of any problems described in this section that materially affect the operation of the Cogeneration Facility within seven (7) business days following receipt of notice, and shall diligently pursue such repairs thereafter to completion, subject to delays for circumstances beyond Lessor's reasonable control.

          6.2 Surrender. On the last day of the term hereof, or on any sooner termination, Lessee shall surrender the Premises to Lessor in the condition required by the Amended Project Services Agreement. Lessee shall repair any structural damage to the Premises occasioned by the removal of Lessee's equipment.

          6.3 Lessor's Rights. If Lessee fails to perform any of Lessee's obligations under this Section 6. Lessor may at its option (but shall not be required to) enter upon the Premises, after five (5) days prior written notice to Lessee, and put the same in good order, condition and repair consistent with its condition on the date that the Cogeneration Facility begins operation, and the cost thereof together with interest thereon shall become due and payable as Additional Rent to Lessor immediately upon demand.

          6.4 Lessee's Remedies. If Lessor shall fail to perform any of the terms, provisions, covenants or conditions to be performed or complied with by Lessor pursuant to this Lease, and any such failure shall remain uncured for a period of thirty
(30) days after Lessee shall have served upon Lessor notice of such failure, then Lessee may at Lessee's option perform any such term, provision, covenant or condition, and the cost entailed shall immediately be owing by Lessor to Lessee; provided,

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however, that Lessee proceeds to perform any such term,
provision, covenant or condition in strict accordance with the following procedure:

               (a) Lessee shall serve notice upon Lessor of Lessor's failure to perform any of the terms, provisions, covenants or conditions to be performed or complied with by Lessor pursuant to this Lease and Lessor shall have thirty (30) days after service of such notice to cure;

               (b) If Lessor has not cured such failure or has not commenced to cure such failure within said 30-day period, Lessee shall notify Lessor that Lessee intends to engage in independent consulting engineer, or other appropriate consulting personnel, to advise Lessee of the nature of work which should be undertaken to effect a long-term care;

               (c) If at the time Lessee receives a report from the consulting engineer, or other appropriate consulting personnel, Lessor has not cured such failure or has not commenced to cure such failure, Lessee shall notify Lessor of the nature of work which was recommended to be performed to effect a long-term cure and that Lessee intends to seek competitive bids for the performance of the work;

               (d) Upon receiving such bids, Lessee shall send Lessor a copy of the bids received and if Lessor has not cured or commenced to cure such failure within ten (10) days of Lessor's receipt of the copy of bids, Lessee my proceed to cure Lessor's failure and recover the cost thereof from Lessor with interest of two percent (2%) over the Prime Rate (as defined in the Project Services Agreement). In the event a dispute arises between Lessor and Lessee regarding either party's performance under any provision of this Section 6,4, the aggrieved party shall promptly notify the other party to this Lease of the dispute within ten
(10) business days after such dispute arises. If the parties shall have failed to resolve the dispute within ten (10) business days after delivery of such notice, each party shall, within five
(5) business days thereafter. nominate a senior officer of its management to meet at the Premises, or at any other mutually agreed location, to resolve the dispute. Should the parties be unable to resolve the dispute to their mutual satisfaction within ten (10) business days after such nomination, each party shall have the right to pursue any and all remedies available at law or in equity. Without limiting the validity of the foregoing covenants, the failure or inability of either party to give the required notice or make the required nomination shall never be construed to stop or deny such party's right to pursue any and all remedies otherwise available to such party at law or in equity.

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               (e)  Notwithstanding the foregoing Lessee may take
reasonable immediate action, with telephone notice to Lessor, to cure any default by Lessor if necessary to prevent imminent danger to persons or imminent material damage to property.

          6.5  Alteration and Additions.

               (a)  Following installation of the cogeneration
Facility pursuant to Section 4, Lessee shall not, without Lessor's prior written consent (not to be unreasonably withheld), make any alterations. improvements, or additions on or about the premises. except for minor nonstructural alterations.

               (b) Any alterations9 improvements or additions in or about the Premises that Lessee shall desire to make and which require the consent of the Lessor shall be presented to Lessor in written form with proposed plans. If Lessor shall give its consent. the consent shall be deemed conditioned upon Lessee acquiring all permits required to do so from appropriate governmental agencies, the furnishing of a copy thereof to Lessor prior to the commencement of the work and the compliance by Lessee with all conditions of the permits in a prompt and expedi tious manner.

               (c) Lessee shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Lessee at or for use in the Premises which claims are or may be secured by any mechanics' or materialmen's lien against the Premises or any interest therein. If Lessee shall, in good faith, contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense, defend itself and Lessor against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Lessor or the Premises, upon the condition that if Lessor or its mortgagee shall require, Lessee shall furnish to Lessor a surety bond satisfactory to Lessor in an amount equal to such contested lien, claim or demand indemnifying Lessor; against liability for the same and holding the Premises free from the effect of such lien or claim. In addition, Lessor may require Lessee to pay Lessor's reasonable attorneys' fees and costs if Lessor is named as a party in such action.

               (d) All alterations, improvements, and additions which may be made on the Premises shall become the property of Lessor and remain upon and be surrendered with the Premises at the expiration of the term, as the term may be extended under
Section 2.3. Notwithstanding the provisions of this Section 6.5(d), the Cogeneration Facility, other than that portion which

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is affixed to the Premises so that it cannot be removed without material damage to the Premises, shall remain the property of Lessee and may be removed by Lessee, unless Lessee's interest or a portion thereof in the Cogeneration Facility has previously been acquired by PUPCO pursuant to the Amended Project Services Agreement.

     7.   Insurance; Indemnity.

          7.1 Casualty Insurance. Lessee, at Lessee's sole cost and expense, shall maintain and keep in effect throughout the term of this Lease insurance against loss or damage to the premises by fire and such other casualties as may be included within all-risk insurance and other insurance as may be reason ably needed, for not less than the cost of replacing the Premises with a utility grade permanent structure ("Replacement Structure") which is (a) in compliance with all applicable governmental and quasi-governmental laws, rules and regulations (including, without limitation, all applicable building codes), and (b) otherwise sufficient so that the Replacement Structure contains the same number of square feet as the Premises and it can be used for all of the purposes set forth in Section 5. Lessor and Lessee acknowledge that the Replacement Structure need not be constructed using the same materials which are currently a part of the Premises, provided. the Replacement Structure is otherwise in compliance with the requirements set forth in this
Section 7.1. Such insurance shall include rental coverage in an amount equal to one year's Additional Rent hereunder (as reasonably estimated by Lessor from time to time, based on actual results once available). Lessor and Lessee shall both be named as insured and as loss payee AS their interests may appear. The aforesaid insurance shall be in companies and in form, substance and amount (where not stated above) reasonably satisfactory to Lessor and any mortgagee of Lessor. and shall contain standard mortgage clauses satisfactory to Lessor's mortgagee. The aforesaid insurance shall not be subject to cancellation except after at least thirty (30) days prior written notice to Lessor and any mortgagee of Lessor. At least thirty (30) days prior to the Commencement Date, and thirty (30) days prior to any subsequent date on which the insurance would expire by its term, a certificate evidencing the required coverage shall be provided to Lessor, and original insurance policies shall be delivered Lessor within sixty (60) days following the date on which certificates are due hereunder. Lessor shall also maintain similar all-risk insurance for the Building, and shall name Lessor and Lessee as insured as their interests may appear.

          7.2 Liability Insurance. Lessee, at Lessee's sole cost and expense, shall maintain and keep in effect throughout the term of this Lease insurance against liability for bodily

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injury (including death) or property damage in or about the
Premises, under a policy of comprehensive general public liability insurance, naming Lessor and Lessee as insured parties, with such limits as to each as may reasonably be required by Lessor from time to time but not less than $25,000,000 for each person and $25,000,000 for each occurrence of bodily injury (including death) and for property damage. Lessee shall also maintain Workers' Compensation in statutory amounts, and employer's liability and automobile liability coverage in the amount of $10,000,000 each. Each such policy of insurance shall provide that it shall not be canceled without at least thirty
(30) days prior written notice to Lessor. At least thirty (30) days prior to the Commencement Date, and thirty (30) days prior to any subsequent date on which the insurance would expire by its terms, a certificate evidencing the required coverage shall be delivered to Lessor by Lessee. If Lessee shall fail, refuse or neglect to obtain or to maintain any insurance that it is required to provide, or to furnish Lessor with satisfactory evidence of coverage within the time required, Lessor shall have the right to purchase such insurance. All payments for such insurance made by Lessor shall be recoverable by Lessor from Lessee, together with interest thereon, as Additional Rent promptly upon being billed therefor.

          7.3 Waiver of Subrogation. Each of the parties hereto releases the other. to the extent of the releasing party's insurance coverage. from all liability for any loss or damage covered by such insurance which may be inflicted upon the property of such party even if such loss or damage shall be brought about by the fault or negligence of the other party. its agents or employees; provided. however, that this release shall be. effective only with respect to loss or damage occurring during such time as the appropriate policy of insurance shall contain a clause to the effect that this release shall not affect said policy or the right of the insured to recover thereunder.
If any policy does not permit such a waiver, and if the party to benefit therefrom requests that such a waiver be obtained, the other party agrees to obtain an endorsement to its insurance policies permitting such waiver of subrogation if it is available. If an additional premium is charged for such waiver, the party benefiting therefrom agrees to pay the amount of such additional premium promptly upon being billed therefor.

          7.4 Equipment, Etc. Lessee shall, at its expense, insure its fixtures, equipment and improvements.

          7.5  Indemnity.

               (a) Lessee shall indemnify and hold harmless Lessor from and against any and all claims arising from Lessee' a use of the Premises or from the conduct of Lessee's business or from any activity. work, or things done1 permitted, or suffered by Lessee in or about the Premises or elsewhere and shall further indemnify and hold harmless Lessor from and against any and all claims arising from any breach or default in the performance of any obligation on Lessee's part to be performed under the terms of this lease, or arising from any negligence of the Lessee or any of Lessee's agents. contractors or employees, and from and against all costs, attorney's fees, expenses and liability incurred in the defense of any such claim or any action or proceeding brought thereon; and in case any action or proceeding be brought against Lessor by reason of any such claim, Lessee upon notice from Lessor shall defend the same at Lessee's expense by counsel satisfactory to Lessor.

               (b) Lessor shall indemnify and hold harmless Lessee from and against any and all claims arising from. Lessor's use of the Building or from the conduct of Lessor's business or from any activity. work, or things done. permitted. or suffered by Lessor in or about the Building or elsewhere and shall further indemnify and hold harmless Lessee from and against any and all claims arising from any breach or default in the performance of any obligation on Lessor's part to be performed under the terms of this lease, or arising from any negligence of Lessor or any of Lessor's agents, contractors or employees. and from and against all costs, attorney's fees. expenses and liability incurred in the defense of any such claim or any action or proceeding brought thereon; and in case any action or proceeding be brought against Lessee by reason of any such claim. Lessor upon notice from Lessee shall defend the same at Lessor's expense by counsel satisfactory to Lessee.

          7.6 Exemption. Neither Lessor nor its agents shall be liable for injury to Lessee's business, for loss of income therefrom or for injury or damage which may be sustained by the person or property of Lessee, its employees. invitees, customers, agents or contractors, or any other person in or about the Premises caused by or resulting from fire, explosion, falling wall and/or ceiling materials, steam, electricity, gas, dampness, water or rain which may leak or flow from or into any part of the Premises from the roof, street or subsurface condition or from any other place, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or by any other cause of any nature, whether such damage or injury results from conditions arising upon the Premises or from other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing same is inaccessible to Lessee, except for claims for which Lessor is liable to indemnify Lessee under Section 7.5(b). Neither Lessor nor its agents shall be liable for any damage caused by other tenants or persons in the Premises, occupants of adjacent property of the Building. or the public. or caused by operations in construction of any private, public or quasi-public work. Lessor shall not be liable for any latent defect in the Premises.

     8.   Damage by Fire or Other Casualty.

          8.1 Restoration. If the Premises shall be damaged or destroyed by fire or other casualty, Lessee shall promptly notify Lessor, and Lessor shall elect. by notice to Lessee within ten
(10) business days following receipt of Lessee's notice. to (i) terminate this Lease. (ii) subject to any mortgagee's consent and to the conditions set forth in this Section 8, to repair. rebuild, replace such damage and restore the Premises to substantially the same condition in which they were immediately prior to such damage or destruction. or (iii) subject to any mortgagee's consent and to the conditions set forth in this
Section 8, to construct a Replacement Structure. In the event Lessor elects not to make such restoration or construct a Replacement Structure, as applicable. Lessee shall have the right, but not the obligation, to (i) reject the termination of this Lease, whereupon the Lease shall remain in effect but the parties' maintenance obligations shall be suspended during reconstruction, and (ii) repair. rebuild or replace such damage or construct a Replacement Structure. and Lessor shall in either such event release to Lessee any portion of any insurance proceeds received by Lessor for the portion of the Premises damaged or destroyed.

          8.2 Time for Repair. If Lessor or Lessee elects to rebuild and restore the Premises. the work shall be commenced promptly with due diligence. taking into account the time required by Lessor or Lessee to effect a settlement with, and procure insurance proceeds from, the insurer, and for delays beyond Lessor's or Lessee's reasonable control.

          8.3 Lessee's Property. Lessor's election to restore the Premises under this Section shall not include the repair.
restoration or replacement of the cogeneration Facility.
fixtures, alterations, furniture or any other property owned, installed, made by. or in the possession of Lessee.

     9.   Utilities.

          9.1  Oil.

               (a) Lessee shall have the right to receive No. 2 and No. 6 oil throughput required for operation of the Cogeneration Facility on the terms and conditions set forth in the agreement attached hereto as Exhibit E.

               (b) All costs and expenses associated with making No.2 oil available to the Cogeneration Facility shall be the sole responsibility of Lessee. provided that Lessor shall cooperate in providing at no charge easements and/or licenses for the installation of pipes, storage tanks, pumps and related facilities so long as such installation does not interfere with Lessor's operations. Any easement or licenses required from PECO as owner of the Land or from any other party except Lessor shall be obtained by Lessee at Lessee's expense. and Lessor shall have no liability of any kind for PECO's or such other party's failure or refusal to grant any easement. Oil shall only be delivered to Lessee by truck during emergencies. such as adverse weather preventing barge delivery.

          9.2 Natural Gas. All costs and expenses associated with making natural gas available to the Cogeneration Facility shall be the sole responsibility of Lessee provided that Lessor shall provide at no charge easements and/or licenses for the installation of pipes and related facilities so long as such installation does not interfere with Lessor's operations. Any easement or licenses required from PECO as owner of the Land, or from any party other than Lessor shall be obtained by Lessee at Lessee's expense. and Lessor shall have no liability of any kind for PECO's or such other party's failure or refusal to grant any easement. If Lessee elects to make natural gas available to the Cogeneration Facility. Lessor shall have the right to purchase natural gas from Lessee, or to utilize gas piping installed by or at the request of Lessee to obtain natural gas from any supplier provided (i) that such gas is available above and beyond Lessees reasonable requirements, and (ii) Lessor shall pay for such natural gas at the same rate paid by Lessee plus any additional cost incurred by Lessee for such additional use including a pro rata portion of any local distribution pipeline transportation costs, including losses if applicable. If Lessor's existing Boiler 26 is converted to burn natural gas and oil (or Lessee is advised in writing by Lessor o( Lessor's intention to so convert Boiler 26), Lessee shall ensure that the natural gas distribution pipeline installed to supply the Project, from the interconnection with an interstate pipeline to the burner tip, will be of sufficient size so that both the Project (Phase I and Phase II) and Boiler 26 can utilize natural gas alone when operating simultaneously at their respective maximum output levels. Unless otherwise agreed by the parties in writing, Lessor shall not be obligated to purchase natural gas from Lessee and Lessee shall not be obligated to contract for or supply natural gas to Lessor. Lessee shall utilize high pressure gas pipelines to the extent required by Phase II of the Project and economically practical. Lessee shall use its best .efforts to obtain fuel for the Project at the lowest price consistent with system reliability, long term availability, and the needs of the Project (as defined in the Amended Project Services Agreement) to maintain reasonably predictable fuel prices and shall not enter into any agreements with suppliers that will contain terms 3ore onerous to Lessee (with consideration for price, contract terms, duration, reliability and delivery), than are available in the marketplace at the time any such agreement for fuel is executed on behalf of the Project. Lessee shall make available to Lessor all information and documentation with respect to gas purchases as Lessor may be required to provide to the Pennsylvania Public utility Commission. In addition, Lessee shall give to Lessor reasonable prior notice of any meetings, discussions, or negotiations that Lessee may have with the Philadelphia Gas Works ("PGW") which relate to the Project and Lessor shall be permitted to attend and participate in any such meetings, discussions, or negotiations. Lessee shall provide to Lessor copies of all correspondence and documents related to such meetings, discussions, or negotiations. Lessee represents. warrants and covenants that neither Lessee, O'Brien, Adwin nor any affiliate of any of them (collectively, "Lessee's Group") has executed or will execute any contract or arrangement in connection with supplying natural gas to the Project under which any other property or project owned, operated or controlled by any of Lessee's Group would receive beneficial terms (including, without limitation, a more favorable price) gained solely by the Lessee's Group's acceptance of less beneficial terms for the Project.

          9.3  Demineralized Water.

               (a) Lessee shall have the right to purchase water treated at Lessor's existing demineralization plant ("Water Plant") in accordance with the terms of this Section 9.3. All modifications, additions or expansions to the Water Plant required to produce demineralized water for Lessee's use shall be performed by Lessor at Lessee's sole expense pursuant to plans, specifications and construction contracts obtained by Lessor at Lessee's expense and approved in advance by Lessee in Lessee's reasonable judgment. Lessor shall use its best efforts to secure regulatory approval to increase the price of steam to recover the cost of modifying or expanding the Water Plant over the shortest possible cost recovery period. All significant contracts in connection with such construction shall be chosen from at least three bids and Lessor shall select the lowest qualified bid.

               (b) Lessee shall initially pay the amounts for demineralized water for Phase I and for Phase II of. the Project as set forth in Exhibit F attached hereto, such price to increase proportionately from time to time as Lessor's cost of production increases ("water Price"). Lessor shall bill Lessee for all demineralized water used by Lessee on a monthly basis. and the water Price shall constitute Additional Rent. To the extent reasonably feasible. electricity from the Cogeneration Facility shall be used to operate the Water Plant and the cost of the electricity shall be offset against the Water Price. Any electrical interconnection cost required to enable the Cogeneration Facility to provide power for the Water Plant or any other use by Lessor shall be prorated between Lessee and Lessor based on relative cost savings. Back-up electricity for the water Plant will be obtained by Lessor, and the expense thereof prorated between Lessor and Lessee. If Lessor obtains such back-up electricity from the Cogeneration Facility, Lessor's prorated portion of the expense therefor shall be offset against the Water Price.

          9.4 Other Utilities. Potable water and sanitary sewer for Lessee's use shall be supplied by Lessor to the extent currently available at the Building, provided that Lessor shall not be liable for any failure to provide such utilities not within Lessor's reasonable control. All usage charges and all connection fees for all utilities shall be paid for by Lessee.

          9.5  Electricity.

               (a) Lessee shall bear the cost of all electricity used by Lessee or by the Cogeneration Facility based on a sub-meter, at the same rate paid by Lessor plus any additional cost incurred by Lessor for such additional use. All billing by Lessor for electricity shall constitute Additional Rent payable by Lessee.

               (b)  As a condition to Lessor's obligations
hereunder, Lessee shall obtain PECO's consent to connecting the Cogeneration Facility's electric bus to Lessor's electrical system and provide evidence to Lessor of such consent, such connection to be paid for by Lessor. When such connection occurs, Lessor shall pay for electricity at the same rate as PECO or any other purchasing utility pays to Lessee for electric power. Any standby charges associated with Lessor'' connection to the Cogeneration Facility'' electrical bus shall be paid by Lessor on a pro rata basis.

          9.6 Cost. The cost of all utilities used by Lessee shall be the sole responsibility of Lessee and shall be the sole directly to the supplier (if separately metered) or to Lessor as Additional Rent upon demand, if not separately metered. All interconnect costs for all utilities. including any required demolitions and site modifications. will be paid by Lessee, except that Lessee shall be responsible only for those interconnection costs that Lessee would have to incur' if Lessor elected not to interconnect with the Cogeneration Facility's electric bus. Such demolitions and modifications will not unreasonably interfere with Lessor's operations in the Building.

     10.  Assignment and Subletting.

          10.1 Lessor's Consent Required. Except as set forth in the Amended Project Services Agreement and except for security assignments to any construction or permanent lender to Lessee or to any electricity purchaser, Lessee shall not voluntarily or by operation of law assign, transfer, mortgage, sublet, or otherwise transfer or encumber all or any part of Lessee's interest in this Lease or in the Premises without Lessor's prior written consent, which Lessor may unreasonably withhold. Any attempted assignment, transfer, mortgage, encumbrance or subletting without such consent shall be void, and shall constitute a breach of this Lease, at Lessor's option. Notwithstanding the foregoing, Lessee may assign this Agreement as security for or as required by any lender of funds to the Lessee.

          10.2 No Release of Lessee. Except as set forth in the Amended Project Services Agreement, no subletting or assignment, regardless of Lessor's consent, shall release Lessee from Lessee's obligations hereunder or alter the primary liability of Lessee to pay the rent and to perform all other obligations to be performed by Lessee hereunder. The acceptance of Additional Rent by Lessor from any other person shall not be deemed to be a waiver by Lessor of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by any assignee of Lessee or any successor of Lessee in the performance of any of the terms hereof, Lessor may proceed directly against Lessee without the necessity of exhausting remedies against such assignee. Lessor may consent to amendments or modifications to this Lease with assignees of Lessee after notice thereof to Lessee if Lessee is still liable hereunder, and such action shall not relieve Lessee of liability under this Lease. No notice to Lessee of such amendments or modifications shall be required. Any permitted assignee shall assume the obligations of Lessee hereunder, by a writing satisfactory to

Lessor, and a copy thereof shall be delivered to Lessor and to Lessee.

          10.3 Attorney's Fees. In the event Lessee shall assign this Lease or sublet the Premises (subject to Lessor's consent as set forth in Section 10.1) or request the consent of Lessor to any assignment or subletting or if Lessee shall request the consent of Lessor for any act that Lessee proposes to do, then Lessee shall pay Lessor's reasonable attorneys fees incurred in connection therewith.

          10.4 Conflict. In the event of any conflict between the terms of this Section 10 and the terms of the Amended Project
Services Agreement, the terms of the Amended Project Services
Agreement shall control.

     11.  Defaults; Remedies.

          11.1 Lessee's Major Default. The occurrence of a Seller's Major Default under the Amended Steam Purchase Agreement or an Owner's Major Default under the Amended Project Services Agreement shall constitute a Lessee's Major Default hereunder and entitle Lessor to terminate this Lease and to re-enter the Premises. together with all additions, alterations and improvements. and, at the option of Lessor. remove all persons and all or any property therefrom. either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable for prosecution or damages therefor (other than those arising from Lessor's gross negligence or willful misconduct), and repossess and enjoy the Premises.

          11.2 Lessee's Minor Default. The occurrence of any one or more of the following events shall constitute a Lessee's Minor
Default:

               (a) The failure by Lessee to make any payment of Additional Rent when due or any other payment required to be made by Lessee hereunder when due.

               (b) The failure by Lessee to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Lessee, other than as described in paragraph (a) above, where such failure shall continue for a period of 30 days after written notice thereof from Lessor to Lessee; provided. however, that if the nature of Lessee's default is such that more than 30 days are reasonably required for its cure, then Lessee shall not be deemed to be in default if Lessee commences such cure within said 30 day period and thereafter diligently pursues such cure to completion.

               (c) (i) The making by Lessee of any general assignment. or general arrangement for the benefit of creditors;
(ii) the. filing by or against Lessee of a case or petition to have Lessee adjudged a bankrupt or a case or petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a case or petition filed against Lessee, the same is dismissed within 60 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee's assets located at the premises or of Lessee's interest in this Lease, where possession is not restored to Lessee within 30 days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee's assets located at the Premises or of Lessee's interest. in this Lease, where such seizure is not discharged within 30 days.

               (d) The abandonment or vacating of the Premises by Lessee, which shall include any cessation of operation of the Cogeneration Facility for a period in excess of ten (10) consecutive days other than for repair or scheduled maintenance.

          11.03 Remedies. In the event of a Lessee's Minor Default, Lessor shall have the right (i) to collect from Lessee by legal action all amounts owing with interest at two percent over Prime Rate (as defined in the Amended Project Services Agreement), or (ii) to seek injunctive relief.

          11.4 Default by Lessor.

               (a) Lessor's Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default by Lessor:

               (b) The failure by Lessor to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Lessor. where such failure shall continue for a period of 30 days after written notice thereof from Lessee to Lessor; provided, however, that if the nature of Lessor's default is such that more than 30 days are reasonably required for its cure, then Lessor shall not be deemed to be in default if Lessor commences such cure within such 30 day period and thereafter diligently pursues such cure to completion.

               (c) Upon the occurrence of an Event of Default by Lessor hereunder, Lessee may exercise Lessee's rights under
Section 6.4(a)-(d), or if such Event of Default is persistent and is continuing and threatens irreparable harm to Lessee, to seek injunctive relief. Upon the occurrence of an Event of Default under the Amended Steam Purchase Agreement, the Amended Steam Venture Agreement or the Amended Project Services Agreement that would permit Lessee to terminate these agreements, Lessee shall also be entitled to terminate this Agreement.

          11.5 Late Charges. Lessee hereby acknowledges that late payment by Lessee to Lessor of Additional Rent will cause Lessor to incur costs not contemplated by this Lease. the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Lessor by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of Additional Rent shall not be received by Lessor or Lessor's designee or within thirty (30) days after any such amount shall otherwise be due, Lessee shall pay to Lessor a late charge equal to 3% of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payment of Lessee. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee's default with respect to such overdue amount, nor prevent Lessor from exercising any of the other rights and remedies granted hereunder.

          11.6 Curing Defaults. If Lessee shall be in default in the performance of any of its obligations hereunder, Lessor, without any obligation to do so, in addition to any other rights it may have in law or equity, may elect to cure such default on behalf of Lessee after ten (10) days' written notice (except in the case of emergency) to Lessee. Lessee shall reimburse Lessor upon demand for any sums paid or costs actually incurred by Lessor in curing such default, including interest thereon from the respective dates of Lessor's making the payments and incurring such costs, which sums and costs together with interest thereon shall be deemed Additional Rent payable promptly upon being billed therefor.

          11.7 Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserve to Lessor is intended to be exclusive of any other right or remedy herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity or by statute.

     12.  Condemnation.

          12.1 Termination. (i) If all of the Premises are taken by a condemnation; or (ii) if any portion of the Premises is taken by a condemnation and, in Lessor's reasonable opinion, it would be impractical or the condemnation proceeds will be insufficient to restore the remainder of the Premises; or (iii) if any portion of the Premises is taken by a condemnation and, in

Lessee's reasonable opinion, the taking is so extensive or constitutes the taking of a part of the Premises so vital to its operation that such partial taking has the same practical effect as a total taking, then, in any such event, this Lease and the other Project Agreements shall terminate and all obligations hereunder shall cease as of the date upon which possession is taken by the condemnor.

          12.2 Partial Condemnation. If there is a partial condemnation and this Lease has not been terminated pursuant to
Section 12.1 hereof, Lessor shall restore the Building and the improvements which are part of the Premises to a condition and size as nearly comparable as reasonably possible to the condition and size thereof immediately prior to the date upon which possession shall have been taken by the condemnor. If the condemnation proceeds are more than adequate to cover the cost of the restoration and Lessor's expenses in collecting the condemnation proceeds, any excess proceeds shall be retained by Lessor or applied to repayment of any mortgage secured by the Premises.

          12.3 Award. In the event of a condemnation affecting Lessee, Lessee shall have the right to make a claim against the condemnor for removal expenses, business dislocation damages, moving expenses, and the value of special purpose equipment installed by Lessee; provided and to the extent, however, that such claims or payments do not reduce the sums otherwise payable by the condemnor to Lessor.

          12.4 Mortgagee. If the first mortgagee of the Premises in the reasonable exercise of its judgment deems it impractical or the condemnation proceeds insufficient to restore the Premises, the decision of the mortgagee shall be binding upon Lessor and Lessee.

     13.  General Provisions.

          13.1 Estoppel Certificate. Lessee shall at any time upon not less than ten (10) days' prior written notice from Lessor execute, acknowledge and deliver to Lessor a written instrument in recordable form certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that it is in full force and effect as modified and stating the modifications); certifying that Lessee has accepted possession of the Premises (if true); stating the date on which the term of the Lease commenced and the dates to which minimum rent, Additional Rent and other charges have been paid in advance, if any; stating that to the best knowledge of the signer of such instrument Lessor is not in default of this Lease (or specifying any default); stating any other fact or certifying any other condition reasonably requested by Lessor or reasonably required by any mortgagee or prospective mortgagee or purchaser of the Premises or any interest therein; and stating that it is understood that such instrument may be relied upon by any mortgagee or prospective mortgagee or purchaser of the Premises or any interest therein or by any assignee of Lessor's interest in this Lease or by any assignee of any mortgagee. The foregoing instrument shall be addressed to Lessor and to any mortgagee, prospective mortgagee, purchaser or other party specified by Lessor.

          13.2 Certain Definitions.

               (a) "Lessor". The word "Lessor" is used herein to include the Lessor named above as well as its successors and assigns, each of whom shall have the same rights, remedies, powers, authorities and privileges as he would have had he originally signed this lease as Lessor. Any such person, whether or not named herein, shall have no liability hereunder after it ceases to hold title to the Premises. Neither Lessor nor any principal of Lessor shall have any personal liability with respect to any of the provisions of this Lease or the Premises, and if Lessor is in breach or default with respect to Lessor's obligations under this Lease or otherwise, Lessee shall look solely to the equity of Lessor in the Premises for the satisfaction of Lessee's claims.

               (b) "Lessee". The word "Lessee" is used herein to include the Lessee named above as well as its successors and assigns, each of which shall be under the same obligations and liabilities and each of which shall have the same rights, privileges and powers as it would have possessed had it originally signed this lease as Lessee. Each and every of the persons named above as Lessee shall be bound, jointly and severally, by the terms, covenants and agreements contained herein. However, no such rights, privileges or powers shall inure to the benefit of any assignee of Lessee, immediate or remote, unless the assignment to such assignee is permitted or has been approved in writing by Lessor.

               (c)  "Mortgage" and "Mortgagee".  The word
"mortgage" is used herein to include any lien or encumbrance on the Land, the Premises or any part of or interest in or appurtenance to the Premises. The word "mortgagee" is used herein to include the holder of any mortgage. The term "first mortgage" refers to the holder of the most senior lien on the Premises. Wherever any right is given to a mortgagee, that right may be exercised on behalf of such mortgagee by a representative or servicing agent of such mortgagee.

          13.3 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance(s) shall be invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of such provision to other Person(s), entity(ies) or circumstance(s) shall not be affected thereby and (b) each such provision shall be enforced to the greatest extent permitted by law.

          13.4 Time of Essence. Time is of the essence of all provisions hereof.

          13.5 Captions. Article and paragraph captions are not a part hereof.

          13.6 Amendments. This Lease may be modified in writing only, signed by both of the parties.

          13.7 Notices. Any notice required or permitted to be given hereunder shall be in writing and may be given by personal delivery, overnight delivery or certified mail. If given personally, such notice shall be deemed to be given on the date delivered; if sent by overnight delivery, such notice shall be deemed to be given as of the day it is delivered; or if sent by certified mail, such notice shall be deemed to be given three (3) days after mailing. If given personally, by overnight delivery or by certified mail, notice shall be deemed sufficiently given if addressed to Lessee or to Lessor at the address noted below the signature line of the respective parties, as the case may be, and to each party's counsel as set forth on the signature page. Either party may by notice to the other specify a different address for notice purposes.

          13.8 Waivers. No waiver by Lessor of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Lessee of the same or any other provision. Lessor's consent to or approval of any act shall not be deemed to render unnecessary the obtaining of Lessor's consent to or approval of any subsequent act by Lessee. The acceptance of rent or Additional Rent hereunder by Lessor shall not be a waiver of any preceding breach by Lessee of any provision hereof, other than the failure of Lessee to pay the particular rent so accepted, regardless of Lessor's knowledge of such preceding breach at the time of acceptance of such rent. The payment of any rent or Additional Rent hereunder by Lessee shall not be a waiver of any preceding breach by Lessor of any provision hereof, regardless of Lessee's knowledge of such preceding breach at the time of acceptance of such rent.

          13.9 Recording. Lessee or Lessor, at any time and from time to time and within five(5) days after the other party's written request, shall execute, acknowledge and deliver to the other party a short form or memorandum of this Lease for recording purposes.

          13.10 Holding Over. If Lessee remains in possession of the Premises or any part thereof after the expiration of the term hereof without the express written consent of Lessor, such occupancy shall be a tenancy from month to month under the same terms and conditions set forth in this Lease. Anything to the contrary notwithstanding, any holding over by Lessee without Lessor's prior written consent shall constitute Lessee's Major Default hereunder without notice or cure period and shall be subject to all the remedies set forth herein.

          13.11 Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

          13.12 Binding Effect: Choice of Law. Subject to any provisions hereof restricting assignment or subletting by Lessee, this Lease shall bind the parties and their successors and assigns. This Lease shall be governed by the laws of the commonwealth of Pennsylvania.

          13.13     Subordination and Attornment.

               (a)  This Lease and the estate, interest and
rights hereby created are subordinate to any mortgage now or hereafter placed upon the Land, the Building or any interest therein, and to all renewals, modifications, consolidations, replacements and extensions of same as well as any substitutions therefor. Lessee agrees that in the event any person, firm, corporation or other entity acquires the right to possession of the Land and the Building including any mortgages, Lessee shall, if requested, attorn to and become the tenant of such person, firm, corporation or other entity, upon the same terms and conditions as are set forth herein for the balance of the Lease term. The foregoing shall be operative with respect to any lien hereafter created only if Lessor shall deliver to Lessee the written agreement of the lienholder that such lienholder shall not disturb Lessee's possession under this Lease, in the event of foreclosure, transfer in lieu thereof, or other enforcement proceedings, provided that Lessee shall not be in default hereunder. Any such agreement shall be in reasonable form, may require Lessee to confirm the subordination of this Lease and to agree to attorn to the lienholder, and may provide that the lienholder is not bound by the acts or omissions of Lessor, and Lessee shall not unreasonably withhold or delay execution or delivery of such agreement. Lessee, if requested by Lessor, shall execute any such instruments in recordable form as may be reasonably required by Lessor in order to confirm or effect the subordination of this

Lease and the attornment of Lessee to future landlords in accordance with the terms hereof.

               (b) Lessor has obtained the consent of lessor's mortgage lender to transaction contemplated in this Lease.

          13.14 Lessor's Access. Lessor and Lessor's agents shall have the right to enter the Premises at all reasonable times for the purposes of inspecting the Premises, showing the Premises to prospective lenders and making required alterations, repairs, improvements or additions to the Premises or to the Building.

          13.15 Signs. Except for signs which are located wholly within the interior of the Building and which are not visible from the exterior of the Building, no signs shall be placed, erected, maintained or painted at any place upon the Premises without the prior written consent of lessor as to the size, design, color, location, content, illumination, composition, or material and mobility thereof, which consent shall not be unreasonably withheld. All signs shall be installed and maintained by by Lessee, at its cost, in good condition during the term of this Lease, and Lessee shall remove all signs at the termination of this lease and shall repair and restore any damage caused by the installation or removal thereof.

          13.16 Merger. The voluntary of other surrender of this Lease by Lessee, or a mutual cancellation thereof, or a termination by Lessor, shall not work a merger unless lessor so stipulates in writing, and shall, at the option of lessor, terminate all or any existing subtenancies or may, at the option of Lessor, operate as an assignment to Lessor of any or all of such subtenancies.

          13.17 Corporate Authority. If Lessee or any partner of Lessee is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of the corporation, in accordance with a duly adopted resolution of the Board of Directors of the corporation or in accordance with the Bylaws of the corporation, and that this Lease is binding upon the corporation as a partner of lessee in accordance with its terms. If lessee or any partner of Lessee is a corporation, lessee shall, upon execution of this Lease, deliver to Lessor a certified copy of a resolution of the Board of Directors of the corporation authorizing or ratifying the execution of this Lease.

          13.18 Interest. Wherever interest is required to be paid hereunder, such interest shall be at the rate two percent

(2%) in excess of the Prime Rate in effect from time to time by the first mortgages of the Premises.

          13.19 Quiet Possession. Upon Lessee paying the rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on lessee's part to be observed and performed hereunder, Lessee shall have quiet possession of the Premises for the entire term hereof subject to all of the provisions of this lease.

          13.20 Entire Agreement. This Lease and the Related Agreements represent the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Lessor and Lessee with respect to the Premises. Lessee agrees to make such changes to this lease as are reasonably required by any mortgagee, provided such changes do not substantially affect Lessee's rights and obligations hereunder. The masculine (or neuter) pronoun, singular number, shall include the masculine, feminine and neuter genders and the singular and plural number.

          13.21 Brokers. Lessor and lessee each represent and warrant to the other that it has caused or incurred no claims for brokerage commissions, finder's fees of similar claims in connection with this Lease, and each party shall indemnify, defend and hold the other harmless from any liabilities arising from any such claim caused or incurred by it.

          13.22 Waiver of Trial of Jury. Lessor and Lessee each waive trial by jury in any action or counterclaim brought by either party against the other under this Lease.

     14.  Hazardous Waste.

          14.1 Inspection Contingency.

               (a) Lessee shall have the right to conduct an environmental inspection of the Premises at Lessee's expense, provided that Lessee shall release, defend, indemnify and hold Lessor harmless from any injury to person or property arising from such inspection, and shall restore the Premises to its condition prior to the inspection to the extent reasonably possible. In the event lessee is dissatisfied with the results of such inspection, Lessee may terminate this Agreement and all the Project Agreements by notice to Lessor received no later than ninety (90) days after Lessor's receipt of the environmental inspection report. Lessee shall provide Lessor with copies of all reports generated by any inspection.

               (b) If any such environmental inspection reveals contamination on the Premises by Hazardous Material (as defined in Section 14.6), or, if subsequent to the commencement of construction of the Cogeneration Facility, further inspection reveals contamination of the Premises by Hazardous Material,
(i) Lessee will be entitled to relocate the Cogeneration Facility to the parking lot of the Schuylkill Station ("Parking Lot"), or, subject to the terms of this Section 14.1(b), to another location "Alternate Site") owned by Lessor or any of its affiliates which is mutually acceptable to Lessee, Lessor and the affiliate of Lessor which is the owner of the Alternate Site, if applicable, and (ii) all dates set forth in Sections 7(D)(i and ii) of the Steam Venture Agreement shall be revised to provide for an extension of the time for performance by the respective parties to the Steam Venture Agreement required under such Sections 7(D)(i and ii) for a period equal to the length of the delay resulting from such contamination of the Premises by Hazardous Material, provided, however, in no event shall such extension exceed six (6) months. If Lessee so elects, Lessee will be entitled to perform an environmental inspection of the Parking Lot and/or alternate Site at Lessee's sole cost and expense. If such environmental inspection reveals contamination of the Parking Lot or Alternate site by Hazardous Material, or, if subsequent to the commencement of construction of the Cogeneration Facility on the Parking Lot or Alternate Site, further inspection reveals contamination of the Parking Lot or Alternate site by Hazardous Material, Lessee may terminate this Lease and all Project Agreements without further liability to lessor. If Lessee elects to relocate the Cogeneration Facility to the Parking Lot or Alternate Site, the appropriate modifications will be made to this Lease through written amendment, which modifications (if the Alternate Site is selected) shall include, without limitation, revising the minimum annual rent due to Lessor to be a rent equivalent to that which Lessor would otherwise be able to command for the Alternate site in the marketplace.

               (c) Lessor shall be responsible for making all notifications required by applicable law to all applicable governmental bodies which become necessary as a result of any inspection of the Premises or Alternate Site, as applicable, in accordance with the terms of this Section 14.1. Notwithstanding the foregoing, Lessee shall advise Lessor of all issues related to the environmental condition of the Premises or Alternate Site, as applicable, which may require notification to any governmental bodies.

          14.2 Acknowledgment. Lessee acknowledges that Lessor has advised Lessee that (i) Lessor acquired a portion of the Building from PECO, (ii) PECO had previously used a portion of the Building for operation of the Steam Loop, and (iii) PECO has used and continues to use a portion of the Building for generating electrical power. Any environmental problem or liability created by any use of the Building or the Land, prior to Lessor's acquisition or lease thereof, shall not be imputed to either Lessor or Lessee.

          14.3 Lessee's Representations and Warranties. Lessee represents and warrants to Lessor that it will:

               (a) not store, use, release, produce, install or dispose of any Hazardous Material on the Premises except in full compliance with all applicable laws and regulations and with Lessor's prior written consent;

               (b) provide Lessor with written notice; (i) upon Lessee obtaining knowledge of any potential or known release, or threat or release, of any Hazardous Material at or from the Premises; (ii) upon Lessee's receipt of any notice to such effect from any federal, state, or other governmental authority; and
(iii) upon the Lessee obtaining knowledge of any incurring of any expense or loss by such governmental authority in connection with the assessment, containment, or removal of any Hazardous Material for which such expense or loss Lessee may be liable or for which such expense or loss a lien may be imposed on the Premises;

               (c) provide Lessor with written notice of all Hazardous material brought onto the Premises and fully cooperate with lessor in complying with all tracking and monitoring requirements of any governmental agency.

          14.4 Lessee's Indemnity. Lessee shall indemnify, defend, and hold Lessor harmless of and from any claim brought or threatened against lessor on account of the introduction by Lessee of Hazardous Material onto the Premises, or the release of such Hazardous Material on or from the Premises, or the release of such Hazardous Material on or from the Premises, or the failure by Lessee to comply with the terms and provisions hereof (each of which may be defended, compromised, settled, or pursued by Lessor with counsel of Lessor's selection, but at the expense of Lessee). This indemnification shall survive any termination of this Lease.

          14.5 Inspection. Lessor shall have the right to enter the Premises at any time to inspect the Premises to ascertain whether they are clean and free of Hazardous Material.

          14.6 Definition. The term "Hazardous Material" is used in this Lease in its broadest sense and includes but is not limited to (i) "hazardous substances" as that term is defined in
Section 101(14) of the comprehensive Environmental Response,

Compensation and Liability Act, 42 U.S.C. 9601(14), (ii) "hazardous waste" or "solid waste" as defined in 40 CFR 261,
(iii) "hazardous waste," "residual waste" and "solid waste," as defined in Section 103 of the Pennsylvania solid Waste Management
Act, 35 P.S.  6018.103 or 25 Pa. Code   75.260 and 75.261; and
(iv) petroleum base products, paint and solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonium compounds, asbestos, PCB's and other chemical products.

          14.7 Lessor's Representation and Warranties. Lessor represents and warrants to Lessee that Lessor has no actual knowledge of any Hazardous Material stored, used, released, produced, installed or disposed of in the Building except in compliance with all applicable laws and regulations.

          14.8 Lessor's Indemnity. Lessor shall indemnify, defend, and hold Lessee harmless of and from any claim brought or threatened against Lessee on account of the introduction by Lessor of Hazardous Material, onto the Premises or the Building, or the release of such Hazardous Material, on or from the Premises, or the failure by Lessor to comply with the terms and provisions hereof (each of which may be defended, compromised, settled, or pursued by Lessee with counsel of Lessee's selection, but at the expense of Lessor). This indemnification shall survive any termination of this Lease.

     IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

Address:                      LESSEE:

225 S. 8th Street             GRAYS FERRY COGENERATION
Philadelphia, PA  19106       PARTNERSHIP

                              By:  O'Brien Environmental Energy, Inc.

                                   By: /s/ Robert A. Shinn

                                   Attest: /s/

                              By:  Adwin Equipment Company

                                   By: /s/ Daniel A. Neely

                                   Attest: /s/

Address:                      LESSOR:

2600 Christian Street
Philadelphia, PA 19146        PHILADELPHIA THERMAL ENERGY
                              CORPORATION

                              By: /s/ S.B. Smith
                              Attest: /s/

COUNSEL FOR LESSOR:

Barnett Satinsky, Esquire
Fox, Rothschild, O'Brien & Frankel
2000 Market Street, 10th Floor
Philadelphia, PA  19103

                     EXHIBITS AND SCHEDULES


EXHIBIT A      Site Plan

EXHIBIT B      Building Plan (Laydown and Interconnect)

EXHIBIT C      Lessor's Facilities and Services

EXHIBIT D      Ground Lease

EXHIBIT E      Dock Facility Service Agreement

EXHIBIT F      Demineralized Water Charges

                     EXHIBIT A TO SITE LEASE

                    LEGAL DESCRIPTION OF LAND

PARCEL C-1            BLOCK 156 LOT 1          EXHIBIT F 172


ALL THAT CERTAIN lot or piece of ground with the building and improvements thereon erected, described as follows to wit:

SITUATE in the 30th Ward of the said City of Philadelphia.

BEGINNING at the Southwest corner of Christian Street and 26th (formerly called Burnett) Street; thence extending Southwardly along the said 26th Street; 349 feet 7 inches to the South side of Carpenter Street; thence Eastward along the South side of said Carpenter Street 12 feet 6-5/8 inches to the Northwesterly side of Grays Ferry Road; thence along the Northwesterly side of said Grays Ferry Road 250 feet 11-5/6 inches to a point in the said Northwesterly side of Grays Ferry Road which point is at the distance of 32 more or less Northeastwardly from the limit line of the right of way of the Delaware Extension of the Penna. Railroad co. Northeastwardly 165 feet be the same more or less by a line running parallel with and at the distance of 32 feet more or less from the said Northwesterly limit line of the said right of way of the Delaware Extension of the Penna. Railroad Co.; thence Northward 70 feet more or less to Christian Street aforesaid by a line running parallel with and in a Westerly direction 240 feet from the Westernmost building line of said 26th Street and thence Eastwardly along the Southerly building line of said Christian Street 240 feet to the place of beginning.

PARCEL C-2            BLOCK 156 LOT 3

ALL THAT CERTAIN tract or piece of land with the buildings and improvements composing the Electric Light and Power Plant and other buildings and improvements thereon erected.

SITUATE in the 30th Ward of the City of Philadelphia, described as follows to wit:

BEGINNING at a point on the South side of Christian Street at the distance of 240 feet Westward from the West side of 26th (formerly called Burnett) Street; thence extending Westward along the South side of said Christian Street 638 feet 10/1-2 inches to the Southeasterly side of Schuylkill (formerly called Sutherland) Avenue; thence Southwestwardly along the said side of Schuylkill Avenue 53 feet more or less to a point thence Northwestwardly 73 feet more or less to a point on the Northwesterly side of said Schuylkill Avenue the distance of 22 feet 9-7/8 inches Southweswardly from the Southerly line of Christian Street extended; thence North 59 degrees, 45 minutes West by ground now or ___ of Charles Robb 320 feet 7-5/8 inches to the Port Wardens line in the River Schuylkill; thence Southwestwardly along the said Port Wardens line 211 feet; thence South 55 degrees East by ground of the United States Arsenal 276 feet 7-1/4 inches to the Southwesterly side of said Schuylkill Avenue; thence Southeastwardly along the said side of Schuylkill Avenue 52 feet 8-7/8 inches to a point; thence South 55 degrees East recrossing the said Schuylkill Avenue and along tract of ground used by the Pennsylvania Railroad co., said railroad 1071 feet 7-1/2 inches more or less to the Northwesterly side of Grays Ferry Road; thence Northeastwardly along the said side of Grays Ferry Road 32 feet to a point; thence Northwestwardly on a line parallel with and at the distance of 32 feet Northeastwardly from the said strip of ground used by the Penna. Railroad Co. as a railroad 164 feet 1-1/2 inches to a point and thence Northwesterly on a line parallel with the said 26th Street 475 feet 6-5/8 inches to the place of beginning.

RESERVING AND EXCEPTING THEREOUT:                EXHIBIT F

     ALL THAT CERTAIN strip or piece of land with the buildings and improvements thereon erected.

     SITUATE in the 30th Ward of the said City of Philadelphia and State of Pennsylvania bounded and described as follows viz:

     BEGINNING at a point in the Northeasterly line of land conveyed by Edward Harris and wife to The Penna. Railroad Co. by Deed dated 2/23/1860 at the distance of 764 feet 8-1/2 inches Northwestwardly measured along said line from the West Side of Grays Ferry Road as said road is laid down on the general plan of the said City of Philadelphia and extending: thence Northwestwardly by said land 235 feet 3-2/4 inches to a point in the Southeasterly line of the strip of land formerly known as Schuylkill Avenue; thence Northeastwardly along said lines of land 25 feet 6-3/4 inches to a point; thence Southeastwardly by other land of the said Southern Electric Light and Power Co. 228 feet 8-1/4 inches to the place of beginning.

     CONTAINING 2740.66 square feet more or less.

PARCEL C-3                                        BLOCK 156 LOT 7

ALL THAT CERTAIN triangular lot or piece of ground described according to a survey thereof made by John M. Dobre the 3rd day of July A.D., 1901 as follows:

BEGINNING at a point at the intersection of the South house line of Christian Street with the center line of Schuylkill Avenue (now vacated) in the 30th Ward of the City of Philadelphia; thence extending Westward; along the Southerly line of Christian Street extended 115 feet 8-1/8 inches to the line of land formerly of the Southern Electric Light and Power co. and hereinabove described and granted; thence extending Southeastwardly along the said line making an angle of 17 degrees, 32 minutes, 26 seconds with the above described line 95 feet 10-3/8 inches to a point in the center line of said Schuylkill Avenue (now vacated); thence Northeastwardly along the center line of said Schuylkill Avenue (now vacated) 37 feet 8-3/4 inches to the first mentioned point and place of beginning.

BEING as to Premises C-1 the and premises which Southern Electric
Light and Power Company, a Pennsylvania Corporation by Deed dated
11-16-16 and recorded 1-30-17 in the County of Philadelphia in Deed Book JMH 140 page 420 conveyed unto The Philadelphia
Electric Company, a Pennsylvania Corporation in fee.

BEING as to Premises C-2 and C-3 the same premises which The Southern Electric Light and Power Company, a Pennsylvania Corporation by Deed dated 4-8-04 and recorded 1-16-06 in the County of Philadelphia in Deed Book WSY 561 page 470 conveyed unto The Philadelphia Electric Company, a Pennsylvania Corporation, in fee.

                   EXHIBIT B to the Site Lease

                          Building Plan

                    (Laydown & Interconnect)

                            EXHIBIT C

                LESSOR'S FACILITIES AND SERVICES



Service                          Shared Facilities & Lessee's
                                 Maintenance/Repair/Replacement
                                 Responsibility

1.   1.200 PSI Header            Lessor to maintain up to (but
                                 not including) valve separating
                                 the Project from the existing
                                 Lessor system.  Project will
                                 install and maintain metering
                                 system.

2.   250 PSI Header              Lessor to maintain up to (but
                                 not including) valve separating
                                 the Project from the existing
                                 Lessor system.  Project will
                                 install and maintain metering
                                 system.

3.   Condensate                  Project will install and
                                 maintain its own condensate
                                 system.  Lessor may
                                 interconnect to and/or utilize
                                 the Project's condensate system
                                 but must maintain piping and
                                 equipment not related to the
                                 installation of the Project.

4.   Treated Feedwater           Lessor to maintain up to (but
                                 not including) valve separating
                                 the Projet from the existing
                                 Lessor system.

5.   River Cooling Water         Lessee solely responsible for
                                 the costs of the system from
                                 Schuylkill River channel
                                 throughout Premises.

6.   Bearing Cooling Water       Lessee solely responsible for
                                 the cost of the system
                                 servicing Project.

7.   Power and Loan Centers      Lessee solely responsible for
                                 the cost of the system
                                 servicing Project.

8.   DC System and/or UPS        Lessee solely responsible for
                                 the cost of the system
                                 servicing Project.

9.   Plant Master Steam Control  Leases solely responsible for
                                 the cost of the system
                                 servicing Project.

10.  Chemical Feed Control       Leases solely responsible for
                                 the cost of the system
                                 servicing Project.

11.  Exhaust Gas Stacks          Stack for #25 & #26 boilers
                                 will be common to both
                                 facilities.  Maintenance costs
                                 will be shared proportional to
                                 the total steam production
                                 through #25 and #26 boilers for
                                 the prior year, with the first
                                 year based on a pro forma heat
                                 and material balance.

12.  station Air                 Lessee will own and maintain
                                 compressed air system for
                                 Project.

13.  Instrument Air              Lessee solely responsible for
                                 the cost of the system
                                 servicing Project.

14.  Control Room                To be extended to include
                                 Lessee's system.  Lessee shall
                                 be solely responsible for all
                                 costs associated with the
                                 maintenance of equipment and
                                 control room facilities
                                 installed to operate the
                                 Cogeneration Facility and the
                                 Auxiliary Boiler.  Lessor shall
                                 be responsible for all
                                 maintenance costs associated
                                 with all other equipment and
                                 control room facilities.

15.  Fire Projection             Lessor to maintain up to the
                                 valve separating the existing
                                 fire system from the new system
                                 to be installed for the
                                 Project.

                                 Existing fire pump, motor,
                                 breaker and other miscellaneous
                                 equipment, if adequate to
                                 service both Lessor and
                                 Project, to be cost shared on a
                                 50/50 basis.

16.  Lighting                    Lessor to service existing
                                 lighting.  Project to service
                                 Project-related lighting.

17.  Exhaust Steam from          Project to provide its own
     Auxiliaries                 exhaust system.

18.  Boiler Blowdown             Project will install and
                                 maintain its own boiler
                                 blowdown system.  Lessor may
                                 interconnect to and/or utilize
                                 system but must maintain piping
                                 and equipment not related to
                                 the installation of the
                                 Project.

19.  Boiler Wash Drains          Lessee solely responsible for
                                 the cost of connecting Boiler
                                 Wash Drains to the system
                                 servicing the Project and shall
                                 be responsible for all costs in
                                 proportion to its use of the
                                 system.

20.  #3 T-G Electrical           Lessor's responsibility.
     Excitation, Synchronizing
     & Indication

21.  New Turbine Extraction      Lessee solely responsible for
     Point                       the cost of the system
                                 servicing Project.

22.  Central Data Collection     Lessee solely responsible for
     System Project.             the cost of the system
                                 servicing.

23.  #6 Fuel Oil System          Lessee solely responsible for
                                 the cost of the system up to
                                 valve separating the Project
                                 from shared facilities.  Any
                                 shared facilities to be cost-
                                 shared based on ratio of:
                                 Total Oil Burned By Project
                                 Total Oil Received in #2 Tank

24.  #2 Fuel Oil System          Lessee solely responsible for
                                 the cost of the system
                                 servicing Project including
                                 tank, piping, pumps,
                                 instrumentation and controls
                                 and most enclosures.

25.  Gas Fuel System             Lessee solely responsible for
                                 the cost of the system
                                 servicing Project.  Lessor may
                                 interconnect to and/or utilize
                                 system.  Lessor to share costs
                                 of common system based on
                                 Lessor's gas use in relation to
                                 total gas use.

26.  Demineralized Water Supply  Costs for pumping and piping to be shared proportional with
                                 steam production.

27.  Boiler Fill                 Lessee solely responsible for
                                 the cost of the system
                                 servicing Project.  Lessor may
                                 interconnect to and/or utilize
                                 the system.

28.  Crane                       If the Lessee elects to use the
                                 crane, Lessee solely
                                 responsible for the cost to
                                 overhaul/upgrade and maintain.


29.  Rail                        Project to overhaul/upgrade and
                                 maintain.

30.  P.A. System/Telephone       Project to install any new
                                 equipment and interconnect to
                                 existing system.  Operating and
                                 maintenance costs to be shared
                                 proportional with steam
                                 production.

31.  500,000 Gallon Oil Storage  Lessee to convert Oil Storage
     Tank Tank for storage of #2 oil and to construct piping to tie in to Cogeneration Facility, at
                                 Lessee's sole cost and expense.
                                 Lessor may tie in to Oil
                                 Storage Tank for Lessor's use
                                 at Lessor's sole cost and
                                 expense.  Upon termination of
                                 this Lease, Lessee to convert
                                 Oil Storage Tank for storage of
                                 #6 oil at Lessee's sole cost
                                 and expense.

                     EXHIBIT D TO SITE LEASE

                          GROUND LEASE

                SCHULKILL STATION LEASE AGREEMENT


     SCHULKILL STATION LEASE AGREEMENT made this 30th day of January, A.D., 1987 by and between PHILADELPHIA ELECTRIC COMPANY, a Pennsylvania corporation, hereinafter called Lessor, of the one part and PHILADELPHIA THERMAL CORPORATION, a Pennsylvania corporation, hereinafter called Lessee, of the other part.
     WHEREAS, Lessor is the owner of certain property situated on the northwest side of Grays Ferry Avenue in the Thirtieth Ward of the City of Philadelphia, Pennsylvania more fully described by metes and bounds on Exhibit "D1" attached hereto and made a part hereof, together with the buildings and improvements thereon erected and other appurtenant facilities and equipment used in the operation of Lessor's Schuylkill Generating Station, hereinafter called "Station", as more particularly shown on Exhibit "02" attached hereto and made a part hereof; AND
     WHEREAS, Lessor by Deed bearing even date herewith has transferred the A-2 Building, the Water Treatment Building, the Office and Shop building and by Bill of Sale bearing even date herewith has transferred, inter alis, certain equipment, facilities, and other related appurtenances, located upon those portions of Lessor's Station identified by shading on the aforesaid Exhibit "D2" and
     WHEREAS, Lessee wishes to take and hire from Lessor and Lessor wishes to lease to Lessee (i) the land shaded on

Exhibit "D2" constituting part of the Station and (ii) that portion identified by shading on attached Exhibit "D3" of the building located at the Station known as the A-1 Building (jointly, the "Demised Premises");
     NOW, THEREFORE, for and in consideration of the mutual covenants herein set forth, and intending to be legally bound hereby the parties hereto for themselves, their respective successors and assigns, agree as follows:
     1.   LEASED AREA:   Lessor hereby demises unto Lessee the
Demised Premises aforesaid containing 305,347 square feet, more or less, together with the right of ingress, egress and regress for the maintenance and operation thereof.
     2.   OWNERSHIP:     Lessee understands and agrees that
Lessor's ownership of the Station includes but is not limited to all of the real property, equipment, facilities or improvements not specifically sold to Lessee in the aforementioned Deed and Bill of Sale and Lessee has only the right to possession and use of the Demised Premises upon the terms, covenants and conditions set forth herein.
     3.   TERM:     FIFTY (50) YEARS beginning the day and year
first above written and ending the 29th day of January A.D. 2037, subject to renewal as extended pursuant to paragraph 4, unless sooner terminated pursuant to any conditions or limitations or other provision of this Lease or pursuant to law.
     4.   RENEWAL OPTIONS:    Provided there does not exist
any default hereunder which has not been effectively cured or expressly waived by Lessor in writing, Lessee shall have the option to renew this Lease for five successive periods of ten
(10) years each under the same terms and conditions hereof, except for the rent which shall be determined in the manner hereinafter set forth; provided, however, that Lessee shall have notified Lessor in writing, by certified mail, at least six (6) months prior to the then current expiration date of this Lease, of Lessee's intention so to do.
     5. (a) OBLIGATION TO PURCHASE: If at any time during the term of this Lease or any renewal or extension thereof, the Lessor shall determine and notify Lessee that its property at the Station, possibly excluding the 66 kv Substation, is not longer required for Lessor's current or anticipated needs, then the Lessee shall have the obligation within one year of notification hereof to purchase the entire Station property, including the herein Demised Premises but excluding, at Lessor's option, the 66 kV Substation, subject to such easements as Lessor may require, in its own name or in the name of a nominee, for a purchase price equal to the then current fair market value of the underlying land as raw land without regard to the buildings or improvements thereon ("Fair Market Value"). If Lessor and Lessee are unable to agree upon the then current Fair Market Value of the land within thirty (30) days after Lessor's notice, Lessor and Lessee shall each appoint an MAI appraiser having at least ten years of experience in Pennsylvania ("Appraiser") to conduct a Fair Market Value appraisal of the premises to be sold and the purchase price shall be the statistical mean of the two appraisals unless the difference between the two appraisals shall be greater than ten percent of the smaller thereof, in which case the two appraisers shall appoint a third Appraiser, whose Fair Market Value appraisal shall determine the purchase price. The cost of all appraisals shall be shared equally. At such time, any improvements or personal property belonging to Lessor or the land to be sold and no longer required for Lessor's current or anticipated needs shall be purchased by Lessee concurrent with its aforementioned purchase of the raw land, at a price equal to the commercial value thereof, if any, as determined by negotiation of the parties. In the event of such purchase by lessee, this Lease shall thereupon be terminated. Lessor may sell or dispose of the underlying land and equipment to a third party, and the purchaser or transferee shall be subject to this Lease.
          (b) OPTION TO PURCHASE. If Lessor has not sold the Demised Premises to Lessee pursuant to paragraph (a) hereof by the end of the fifth ten (10) year renewal period provided for under paragraph A hereof, and further provided that there does not exist at that time any default hereunder which has not been effectly cured or expressly waived by Lessor in writing, then at the end of the said fifth ten (10) year renewal period Lessee shall have the right at its option to purchase portion of Lessor's property at the Station consisting of the Demised Premises plus such other land, improvements, and personal property as Lessor no longer required, for a purchase price determined by the same procedure specified in paragraph 5(a) hereof.
     6. ANNUAL MINIMUM RENT: Lessee covenants to pay Lessor without notice, deduction, setoff or previous demand therefor, a minimum annual rent of $98,283 payable annually in advance on the first day of April of each calendar year of this Lease, or any renewal or extension thereof, subject to adjustment as hereinafter provided, with the first installment-prorated from the date of execution to the following thirty-first day of Hatch
- to be paid upon the execution hereof, all installments to be paid to Lessor on the Sixteenth Floor, 2301 Market Street, Philadelphia, Pennsylvania, 19101, or at such other place as lessor may from time to time designate.
     Each and every payment and expenditure, other than Minimum Rental, which are required to be paid by Lessee under this Lease shall be deemed to be additional rent hereunder, whether or not the provision requiring payment of such amounts specifically so states, and shall be payable, unless otherwise provided in this Lease, within thirty (30) days of demand by lessor.
     7. UTILITY CHARGES: Lessee shall furnish, at its own expense, all utilities of every type and nature required by it in its use of the Demised Premises and shall pay or cause to be paid, when due, all bills for water, sewerage, electricity and other utilities, if any, used on in connection with or chargeable against the Demised Premises until the termination of this lease and the Lessee shall indemnify and save harmless the Lessor from and against any loss, cost and expense in connection therewith.
     Until such time as metering is installed or isolation is accomplished, Lessor and Lessee each agree to accept the other's estimate of the use of unmetered services, such as electricity, water, auxiliary steam, fuel oil, etc., supplied by the other, and to pay for such services at the fully-allocated direct costs based on relative use or consumption.
     8. TAXES: Lessee shall be required to pay, prior to delinquency, all taxes levied upon or assessed against the Demised Premises or its personal property or operations and activities thereon, and Lessee's proportionate shares of local real estate taxes and/or Lessee's proportionate share of any taxes due the Commonwealth of Pennsylvania by virtue of the Pennsylvania Utility Realty Tax Act on the larger parcel of which Demised Premises is a part.
     9. NET LEASE: All costs, expenses and obligations of every kind and nature whatsoever, relating to the Demised Premises but not the portion of the Station other than the Demised Premised which may arise or become due during the term of this lease or any renewals hereof, or as a result of Lessee's occupancy, shall be paid by Lessee and Lessee hereby indemnifies and saves Lessor harmless from and against the same. It is further understood that except as may separately be agreed Lessor shall not be required or obligated to furnish any services or facilities or to make any repairs or alternations in or to the Demised Premises, or to comply with any notice from the constituted authorities. Lessee hereby assumes all of the responsibilities normally identified with the ownership of the Demised Premises, such as, but not limited to, responsibility for the condition of the premises, such as operation, repair, replacement, maintenance and management of the Demised Premises, including, without limitation, repairs to the paved areas and driveways on the Demised Premises.
     10. NO REPRESENTATINS: Lessor has leased the Demised Premises in its present condition without any representations on the part of the lessor, its officers, employees, servants and/or agents, except as follows:
          (a) All taxes levied upon or assessed against the Demised Premises which may be due or payable prior to the date hereof have been paid.
          (b) Except as disclosed in writing to Lessee, there is no action, suit, investigation or proceeding pending or, to the knowledge of Lessor threatened, against Lessor before any court or administrative or governmental body which questions title to the Station, the right of

Lessor, or any assignee of Lessor, to own, operate, lease or sell the Station, the validity of this Lease or any action taken or to be taken pursuant hereto.
          (c) No notice has been received by Lessor from any governmental authority of any proceeding to condemn, purchase or otherwise acquire the Station through the power of eminent domain or otherwise and, to Lessor's knowledge, no such proceeding is contemplated or threatened.
          (d) Except as previously disclosed in writing, Lessor has received no notice of non-compliance with laws, ordinances and governmental rules and regulations to which it is subject with respect to the ownership and operation of the Station.
     11.  USE OF PREMISES:    (a) Lessee shall not use or occupy
the premises for any other purpose whatsoever than for the maintenance and operation of Lessee's facilities in connection with the production of steam for Lessee's Steam Heating System and related activities.
          (b) PLANS: Lessee shall submit detailed plans to Lessor showing any proposed improvements or alterations, including removals. Lessee shall not commence the construction or installation of any improvements by - alternations upon the Demised Premises now or at any future time until Lessee has received written approval from Lessor of Lessee's plans and notified Lessor as required in paragraph NO. 29(f). Such approval shall not be unreasonably withheld or delayed. Lessee shall notify

Lessor immediately upon the completion of any approved construction in order that a final inspection can be made by Lessor to insure compliance with plans approved by Lessor.
          (c) RELOCATION OF FACILITIES: Any relocation of lessor's facilities, if acceptable to Lessor, to accommodate Lessee's improvements upon the Demised Premises shall be performed by Lessor at the sole cost and expense of Lessee.
     12. MECHANICS' LIENS: (a) it is understood that no materialman, mechanic or contractor shall have the right as a result of any action by Lessee to file any lien against the estate of Lessor in the said premises, by reason of any work or materials furnished to the Demised Premises and in the event that as a result of any action by Lessee any lien against the estate of either Lessor or Lessee is filed, Lessee within 15 days thereof will cause the said lien to be discharged or satisfied or record or in any other manner, pursuant to Law, removed from the records so that the same shall not any longer be a lien against the said premises. Lessee agrees to hold Lessor harmless and indemnify Lessor against any and all loss, liability, costs, damage, counsel fees and expenses suffered or incurred by reason of any such liens.
          (b) Lessee further agrees that Lessee will cause the work to be done in a good and workman like manner and to Lessor's reasonable satisfaction, and will cause any and all costs and charges in connection therewith to be paid forthwith upon submission of bills therefor, unless the same is being contested in good faith. It is understood that in causing the said work to be done, Lessee is not acting as the agent of Lessor but that Lessee shall cause the same to be made for Lessee's own use in the Demised Premises.
     13. MAINTENANCE, REMOVAL AND RESTORATION: (a) Lessee shall keep and deliver up the Demised Premises in good order and condition at the end of the term hereof or sooner termination, reasonable wear and tear excepted. It is understood and agreed that, at Lessor's option, any or all said steam facilities and any alterations and improvements thereto shall be removed by Lessee at the expiration of this Lease, subject to Lessor's written approval of plans pursuant to Paragraph 11(b) hereof, in which event Lessee shall remove the same promptly and shall restore any part of the premises injured by such removal at Lessee's sole cost and expense; should Lessee fail to remove the said improvements Lessor shall have the right to do so at the sole cost and expense of Lessee which cost and expense Lessee agrees to pay promptly upon demand. The above notwithstanding, Lessee may with the written consent of Lessor, abandon in place any of the said steam facilities, alterations, and improvements thereto.
          (b) Lessee shall have an obligation to operate its facilities in a manner which does not interfere with or cause direct hazard to the facilities and operations of Lessor. Lessor shall have the right to repair any of Lessee's steam facilities which in the opinion of Lessor violates this provision if reasonable time has been allowed and Lessee has not performed or if any emergency exists threatening Lessor's equipment or personnel. In either case, Lessee agrees to reimburse Lessor for the cost of any work performed.
          (c) Lessee agrees that should Lessor sustain any damages to its facilities or to the premises or adjoining property of Lessor or be required to expend any monies as a result of a rupture to Lessee's steam facilities or any other cause whatsoever resulting from Lessee's occupancy of said premises to reimburse Lessor, in full, promptly upon demand.
     14. NOTIFICATION: (a) Any formal notification (i.e., notice to terminate, extend the term of Lease or to exercise an option, etc.) given by either party to the other shall be deemed to have been effected when written notice or other written statement or document, as the case may be, has been served either personally upon the other party, or has been deposited in the United States mail in a postpaid, sealed, return receipt requested, certified envelope addressed to the other party at its address (in the case of service upon Lessor): PHILADELPHIA ELECTRIC COMPANY, Attention Manager, Real Estate Department, 2301 Market Street, Philadelphia, Pennsylvania 19101, and (in the case of service upon Lessee): PHILADELPHIA THERMAL CORPORATION, 2600 Christian Street, Philadelphia, Pennsylvania 19146 or to such address as either party shall designate by notice in writing to the other.
          (b)  Lessor and Lessee shall share a mutual
responsibility to give prompt, format notification to the other of any problems, hazards, or changes which may affect the operations or safety of the parties hereto.
     15. COMPLIANCE WITH LAWS: Lessee shall comply with any requirements of any of the constituted public authorities, and with the terms of any state or federal statute or local ordinance or regulation including the National Electrical Safety Code, applicable to Lessee or its use of the Demised Premises, and save Lessor harmless from penalties, fines, costs, or damages resulting from failure so to do. This Lease and all the terms , covenants and conditions hereof are in all respects subject and subordinate to all zoning laws and ordinances affecting the Demised Premises. Lessee agrees to be bound by the same. Lessor does not represent or warrant that any Licenses or permits which may be required for Lessee's use of the premises will be granted.
     With respect to discharges into the Schuylkill River via the Station river water discharge tunnel, which is a common discharge conduit for plant facilities or by any other means, Lessor and Lessee agree that all such discharges shall continue under the Lessor's National Pollution Discharge Elimination System discharge permit. Lessor and Lessee agree that should any discharge occur in violation of that permit, the party responsible for the violation shall bear all costs associated therewith, including but not limited to control, cleanup and remediation of the violation or spill, and any fines, assessments or penalties assessed therefor. Lessor and Lessee agree to cooperate in determining responsibility. In the event that responsibility cannot be determined, Lessor and Lessee agree to share equally all such costs.
     16. MUTUAL RELEASE: Each of the parties hereto assumes all risk of loss, injury or damage to its property, its business and its business operations from any cause other than the willful fault of the other party. Each of the parties hereto releases the other from any and all liability for any loss, injury or damage which may be inflicted upon the property, business and business operations of the releasing party arising from any cause other than the willful fault of the other party.
     17. INSURANCE: Lessee agrees that it shall carry insurance with limits not less than indicated below, for the duration of Lessee's occupancy and use of the premises:
          Comprehensive General Liability Insurance including Broad Form Contractual Liability with a combined single limit for bodily injury and property damage of not less than $10,000,000 per occurrence. Such insurance shall name the Lessor, its officers, agents and employees as additional insured, be primary insurance for all purposes and contain cross-liability provisions.
     Evidence of the above insurance shall be forwarded to Lessor and contain a provision that Lessor be notified with at least ten
(10) days prior notice, in the event of cancellation of insurance. The amount of insurance required shall from time to time be revised, commensurate with levels of coverage normally carried by comparable operations.
     18. WORKMEN'S COMPENSATION INSURANCE: In addition to the above insurance requirements Lessee shall carry all necessary Workmen's Compensation Insurance on its own employees and shall furnish Lessor with evidence of any and all such coverage.
     19. ASSIGNMENT: Lessee shall not assign or transfer this Lease nor underlet the said premises without the written consent of the Lessor first obtained, except to an entity which simultaneously acquires and is authorized to operate essentially all the steam system of Lessee. Any lawful levy, sale, execution or other legal process or any assignment or sale in bankruptcy, insolvency or any compulsory procedure, may, at the option of the Lessor, be deemed and taken to be an assignment within the meaning of this Lease.
     20. (a) MAJOR CONDEMNATION: In the event all of the said premises should be taken by right of eminent domain, for public or quasi-public use, or in the event of a partial taking which effectively prevents the use of the said premises for the purposes herein, then this lease shall terminate as of the date possession is required by the condemning authority and all unearned rent and prepaid charges, if any, shall be refunded to the Lessee and Lessee shall surrender possession of said premises to Condemnor.
          (b) MINOR CONDEMNATION: In the event of partial taking which will not prevent the use of the Demised Premises for the purposes aforesaid, this Lease shall continue in full force and effect upon the same terms and conditions hereof.
          (c) AWARD: If there are not separate awards available upon any major condemnation for the interests of Lessor and Lessee, then Lessor and Lessee will cooperate in negotiating with the condemnor, neither party will execute any settlement without the consent of the other, and the parties will share the award on an equitable basis.

     21. COST OF LIVING INCREASE: Effective with the commencement date of the Fifth (5th) year of this Lease and every five (5) years thereafter throughout the initial term or any renewal or extensions hereof, the annual minimum rent set forth in Paragraph 6 shall be increased by an amount computed to offset any net decline in the purchasing power of the dollar, as reflected in the U.S. Department of Labor Consumer Price Index, hereinafter referred to as CPI, with a minimum rental increase of 15% for each five (5) year adjustment as more particularly shown in the following examples:

1.   April 91 = 160%     =    1.185 x $ 98,283 =
     April 86 = 135%          (New Annual Rental) $116,465

          (CPI exceeds 15% minimum increase)

2.   April 96 = 180%     =    1.125
     April 91 = 160%          therefore use (1.15) x $116,465 =
                         (New Annual Rental) $133,935

          (governed by 15% minimum increase)

     AND SO FORTH
all such figures being stated in terms of a basic dollar value compared to the CPI Index for the same month five (5) years prior thereto. These figures will be calculated by Lessor and written notice will be forwarded by Lessor to Lessee. If the CPI or a successor or substitute index is not available, a reliable governmental or other non-partisan publication evaluating the information therefore used in determining the CPI shall be used. In no event, however, shall the provisions of this paragraph be construed to reduce the increase in rental hereunder to an amount less than 15% above the rental calculated five (5) years prior thereto.
     Payments of adjusted hereunder shall be made to Lessor within ten (10) days after the date of notification said increases are due in accordance with Lessor's calculations.
     22. COST: Throughout this lease agreement, "cost" shall be understood to compromise all applicable components thereof set forth in Exhibit "D4" attached hereto.
     23.  NOTICE AND GRACE PERIODS:
          (a) Subject to subparagraphs (b) below, Lessor shall not exercise any right or remedy provided for in this lease because of any default of Lessee unless Lessor shall have first given Lessee written notice of the default sent by Registered Mail, specifying the nature and extent of it, and (I) in the event of a monetary default, Lessee shall have failed to pay the outstanding sums within a period of thirty calendar days after the date of Lessor's notice of default or (ii) in the event of a non-monetary default, Lessee shall have failed within a period of thirty days after the date of Lessor's notice of default to begin correcting the non-monetary default, and to proceed diligently with its efforts to cure the default until it shall be fully cured.
          (b) Notwithstanding anything to the contrary in this Lease, Lessor shall be permitted to make any payment which Lessee shall be permitted to make any payment which Lessee should have paid, or perform any act which Lessee should have performed, without giving any such notice or allowing any part of the grace period, if Lessor determines, in its sole judgment, that by reason of default (I) the Station may be jeopardized; (ii) there is a serious potential for significant injury to persons or property on or in the vicinity of the Station; (iii) there is material interference with Lessor's operations on the Station.
     24. LESSOR'S RIGHT TO CURE: Subject to the notice and grace periods provided in Paragraph 23 above, if Lessee shall be in default in the performance of any of its obligations under this Lease, Lessor may (but shall not be obligated to do so) cure such default on behalf of Lessee, and Lessee shall reimburse lessor upon demand for all costs incurred by Lessor in curing such default, together with interest thereon at the prime rate of interest per annum publicly announced from time to time by First Pennsylvania Bank, National Association, or its successor, which costs and interest thereon shall be deemed to be additional rent under this Lease.
     25.  NON-WAIVER:
          (a) Neither a failure by the Lessor to exercise any of its operations hereunder, nor failure to enforce its right or seek its remedies upon any default, nor the acceptance by the Lessor of any rent accruing before or after any default, shall effect or constitute a waiver of the Lessor's rights to exercise such option, to enforce such right, or seek such remedy with respect to that default or to any prior or subsequent default. The remedies provided in this Lease shall be cumulative and the exercise of one shall not in any way abridge, modify or preclude any other rights or remedies to which Lessor may be entitled either at law or in equity.
          (b) Neither a failure by the Lessee to exercise any of its options hereunder, nor failure to enforce its right or seek its remedies upon any default shall effect or constitute a waiver of the Lessee's rights to exercise such option, to enforce such right, or seek such remedy with respect to that default or to any prior or subsequent default. The remedies of Lessee shall be cumulative and the exercise of one shall not in any way abridge, modify or preclude any other rights or remedies to which Lessee may be entitled either at law or in equity.

     26. QUIET ENJOYMENT: If the Lessee pays the rent it is obligated hereunder to pay, and observes all other terms, covenants and conditions hereof, it may peaceably and quietly have, hold and enjoy the Demised Premises during the term of this Lease, subject, however, to all the conditions of this Lease. Failure by Lessor to comply with the foregoing covenant shall give Lessee the right to cancel or terminate this Lease, provided Lessee gives Lessor notice of disruption of its quiet enjoyment and gives Lessor thirty (30) days to effect a cure, or in the event more than thirty (30) days are required, then Lessor shall begin within thirty (30) days. The foregoing right of termination shall not be deemed to exclude any remedies available to Lessee at law or in equity.
     27. WAIVER AND DISTRAINT: :Lessee hereby waives all right to the benefit of all laws now made or hereafter to be made exempting its personal property from levy and sale for arrears of rent, and hereby agrees that all of its personal property on said premises shall be liable to distress and sale for rent, and that all of its personal property, if removed therefrom, shall for thirty (30) after removal, be liable to distress and may be distrained and sold for said rent in arrears.
     28. EJECTMENT: In the event that Lessee (i) fails to pay any sum of money due Lessor for any reason hereunder, or (ii) takes any action which violates the provisions of paragraph 13(b) hereof, and in the further event that any such action has not been cured within the grace period following notice as specified in paragraph 23 hereof, then this Lease shall at Lessor's discretion thereupon cease and absolutely determine. No such termination of this Lease, nor taking or recovering possession of the premises, shall deprive Lessor of any other action against Lessee for possession, for rent or for damages, nor shall any distress or suit for rent or damages prevent Lessor from proceeding to recover possession on a breach of any of the terms or conditions hereof.
     29. ADDITION CONDITIONS: (a) It is understood by the parties hereto that the business of the Lessor involves, among other things, the construction, installation, maintenance, operation, and use of structures, fixtures, facilities and instrumentalities with appurtenances, now or which may hereafter be erected or installed on the Demised Premises, or property adjacent thereto, which are used or useful in connection with the generation, conversion, transmission or distribution of electricity. The Lessee covenants and agrees (as a specific condition of this Lease) that Lessee and Lessee's agents, employees, invitees, and others will not, under any circumstances whatsoever, touch, handle, tamper with or contact, directly or indirectly any of the said structures, fixtures, facilities and instrumentalities of the Lessor and Lessee further covenants and agrees that Lessor shall not be held responsible for and Lessor is hereby especially relieved from all liability by reason of injury or damage of any nature whatsoever to Lessee or to its agents, employees, invitees, customers and others who are on the premises under, through or by the authority of the Lessee, or other property in, upon or about the Demised Premises.
          (b) The Lessor covenants and agrees (as a specific condition of this Lease) that Lessor and Lessor's agents, employees, invitees, and others will not under any circumstances whatsoever, touch, handle, tamper with or contact, directly or indirectly any of the structures, fixtures, facilities and instrumentalities of the Lessee and Lessor further covenants and agrees that Lessee shall not be held responsible for and Lessee is hereby especially relieved from all liability by reason of injury or damage of any nature whatsoever to Lessor or to its aents, employees, invitees, customers and others who are on the Demised Premises under, through or by the authority of Lessor.
          (c) This Lease is under and subject to the right of Lessor, its successors and assigns, at any time hereafter to erect, construct, install, operate, maintain, renew, add to, relocate, and remove facilities, and grant easements on, over and under the Demised Premises as necessary for the performance of its corporate business and Lessor reserves the right of continuous access to and from its facilities located upon said premises and those adjacent thereto. In exercising these rights, Lessor will endeavor to cooperate with Lessee so as to minimize interference with Lessee's operations to the extent possible.
          (d) Neither Lessor nor Lessee shall use or keep explosives in any form on the premises without prior notice to and permission of the other.
          (e) In the event it should be deemed necessary to Lessor to take precautionary measures based on Lessee's use of the Demised Premises such as, but not limited to relocating its facilities, supplying safety inspectors to insure that any work performed is done in a safe and proper manner, or de-energizing conductors due to the rental, removal, or maintenance of Lessee's improvements, then Lessee shall pay for the cost of any such measures taken by Lessor, it being understood and agreed that this shall, in no way, relieve Lessee from any liability in connection with this Lease.
          (f) Prior to the commencement of any proposed improvements or alteration, Lessee shall contact Lessor's Superintendent of Schuylkill Station to make arrangements with Lessor's representatives to review Lessee's plans and determine what precautionary measures are required. Lessee shall again contact Lessor as hereinabove required as notice that work is to commence and to confirm previously made precautionary measures and other arrangements. Prior approval of Lessee's plans by Lessor does not constitute notice to or approval by Lessor for Lessee to commence work on Lessor's property. Lessee agrees that absolutely no work shall begin on Lessor's property, initially or at any future time, unless Lessee has made proper arrangements and given the required notice.
          (g) All work on the premises shall be performed in accordance with accepted engineering practices including, if necessary, the bonding and/or grounding of Lessee's improvements if required by Lessor pursuant to its review and approval of plans, as herein provided, to eliminate the effects of induced voltage.
     30. SUBORDINATION TO CORPORATE MORTGAGE: Lessee shall subordinate this Lease to the lien of the First and Refunding Mortgage dated May 1, 1923, of the Counties Gas and Electric Company (to which Philadelphia Electric Company is successor) to Fidelity Trust Company, (to which Fidelity Bank, National Association, is successor) as the same has been heretofore and may hereafter be amended and supplemented, and to the lien of any mortgage which may hereafter be placed upon the demised premises, without the necessity of any further instrument or act on the part of the Lessee to effectuate such subordination, provided that the holder of any such mortgage shall execute and deliver a non-disturbance agreement with Lessee in substantially the form attached hereto as Exhibit "D5".
     31. INVALIDITY OF PARTICULAR PROVISIONS: If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this lease shall be valid and be enforced to the fullest extent permitted by law.
     32. CONSENTS: Lessor and Lessee understand and agree that it will be necessary for both parties hereto to gain access to certain areas under the control of the other party, from time to time (i.e. access, use of railroad sidings, parking areas, delivery of fuel, etc.) and both the Lessor and Lessee hereby agree that whenever the consent of party hereto is required such consent shall not be unreasonably withheld or used to extract any concessions from the requesting party.

     33. RELATIONSHIP OF THE PARTIES: It is the intention of the parties hereto to create the relationship of Lessor and Lessee, and no other relationship whatsoever, and nothing herein shall be construed to make the parties hereto liable for any of the debts, liabilities or obligations of the other party by reason of this Lease.
     34. CAPTIONS: The captions of this lease are for convenience only and shall not be construed as defining or limiting in any way the scope or intent of the provision hereof.
     35. AMENDMENT: Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Lessor or Lessee unless reduced to writing and signed by the parties hereto.
     36. SUCCESSORS AND ASSIGNS: The parties hereto further agree, subject to the provisions aforesaid, that the covenants and agreements herein contained shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto, respectively.
     37. LEASEBACK OF PORTION OF A-2 BUILDING: Lessee hereby leases to Lessor and Lessor hereby takes and hires from Lessee the portion ("Leaseback Space") shaded on attached Exhibit "D6" of the building identified on Exhibit "D2" as the A-2 Building, for a term commencing on the date hereof and expiring on the termination of this Lease, for rent for the entire term of $1, receipt whereof is hereby acknowledged. Lessor in its capacity as tenant hereunder will perform all maintenance which it desires to have performed in the Leaseback Space at its own expense, and Lessee in its capacity as landlord hereunder will have no responsibility therefor. If in the opinion of Lessor Lessee takes any action inconsistent with this leaseback or with Lessor's use of and access to the Leaseback Space, then Lessor shall have all remedies hereunder including specifically those of paragraph 13(b) hereof.
     IN WITNESS WHEREOF, .Lessor and Lessee have caused this agreement to be executed the day and year first above written.
                              PHILADELPHIA ELECTRIC COMPANY

Attest: /s/                        By: /s/ R. Holman
                                           Vice President

                              PHILADELPHIA THERMAL CORPORATION


Attest: /s/                        By: /s/
                                           Vice President

                           Exhibit D2
                Diagram and Legal Description of
                 Leased Land, Schuylkill Station

                           Exhibit D3
                   Leased Space, A-1 Building
                       Schuylkill Station

                           Exhibit D4
                       Components of Cost


     The following components shall be included in the charges computed under Article 22 of the Schuylkill Station Lease
Agreement.

          Direct Costs

               Labor - hours worked at PECo hourly charge rate
               Material
               Transportation
               Contract Services

          Overheads

               Administration and General - 25% additive to labor, material, transportation and contract services. (This includes pensions and benefits, indirect labor and supervision and other indirect costs normally charged to Administrative and General Accounts).

                           Exhibit D5
                    Non-Disturbance Agreement


     THIS NON-DISTURBANCE AGREEMENT, dated the _____ day of __________, A.D. 19__, between and among PHILADELPHIA ELECTRIC COMPANY, hereinafter called Owner; FIDELITY BANK, NATIONAL ASSOCIATION, hereinafter called Trustee and PHILADELPHIA THERMAL CORPORATION, hereinafter called Tenant.

                           WITNESSETH:
     WHEREAS, Owner has leased to Tenant property situated on the northwest side of Grays Ferry Avenue in the Thirteenth Ward of the City of Philadelphia, Pennsylvania, containing 303,347 square feet, more or less, hereinafter called "Premises", as more particularly set forth in a Lease Agreement between Owner and Tenant dated __________, 19__; and
     WHEREAS, Trustee has a first lien on said premises by virtue of the First and Refunding Mortgage (Mortgage) dated May 1, 1923, of the Counties Gas and Electric Company, to which Owner is successor, to Fidelity Trust Company, to which Trustee is successor, to which said lease is subordinate; and
     WHEREAS, Tenant desires to be assured of continued occupancy of such premises under the terms of said lease and subject to the terms of the Mortgage;

     NOW, THEREFORE, in consideration of the sum of ONE HUNDRED DOLLARS ($100.00) paid by Tenant to Owner, the receipt of which is hereby acknowledged (which sum shall be deposited by Owner with Trustee), the parties intending to be legally bound agree as follows:
     1. Said lease is and shall be subject and subordinate to the Mortgage insofar as the Mortgage affects the property of which the said premises form a part and to any advances, renewals, extensions, replacement, modifications, consolidations or supplements thereto.
     2. In the event it should become necessary to foreclose the Mortgage during the term of said lease, Trustee shall foreclose said Mortgage subject to Tenant's lease and in the event Trustee comes into possession as a result of a foreclosure sale during the term of said lease, Trustee shall recognize said lease as being in full force, so long as Tenant is not in default under any of the terms, covenants and conditions of said lease.
     3. In the event that Trustee shall, in according with the foregoing, succeed to the interest of Owner under said lease, Tenant and Trustee agree to be bound to one another under all of the terms, covenants and conditions of said lease and Trustee and Tenant shall, from and after such event, have the same remedies against one another for the breach of an agreement contained in the lease that Owner and Tenant might have had under the lease against one another if Trustee had not succeeded to the interest of Owner, provided however, that Trustee shall not be;
          a.   liable for any act or omission of Owner; or
          b. subject to any defenses or right of offset which Tenant might have against Owner;
          c. bound by any rent or additional rent which Tenant might have paid for more than the current month to Owner;
          d. bound by any agreement or modification of the Lease made without Trustee's consent.
     4. Although the foregoing provisions of this Agreement shall be self-operative , Tenant agrees to execute and deliver to Trustee or to any person to whom Tenant herein agrees to attorn, such other instrument or instruments as Trustee or such other person shall from time to time request in order to confirm said provisions.
     5. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and without limiting such, it is expressly understood that all references herein to Trustee shall be deemed to include also any subsequent holder of the mortgage and/or any other persons succeeding to title to the premises encumbered by the mortgage, or any part thereof, whether by virtue of foregoing of foreclosure, or sale or transfer in lieu of foreclosure, or pursuant to the exercise of any rights and remedies under the mortgage, or otherwise.
     6. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
     IN WITNESS WHEREOF, the parties hereto have executed these presents the day and year first above written.

                               PHILADELPHIA ELECTRIC COMPANY
ATTEST:

                               By:
      Secretary                  Vice President


                               FIDELITY BANK,
                               NATIONAL ASSOCIATION
ATTEST:

                               By:
      Secretary                  President


                               PHILADELPHIA THERMAL CORPORATION
ATTEST:

                               By:
      Secretary                  President

COMMONWEALTH OF PENNSYLVANIA    :
                                     :    SS.
COUNTY OF PHILADELPHIA          :


     On the _____ day of __________, 19__, before me, the
subscriber, a Notary Public in and for the Commonwealth and County aforesaid, personally appeared _______________, who acknowledged himself/herself to be the _____ President of PHILADELPHIA ELECTRIC COMPANY, a corporation, and that he/she, as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself/herself as such officer, and desired that the same instrument be recorded as such.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year aforesaid.



                                        Notary Public

                                        My Commission Expires



COMMONWEALTH OF PENNSYLVANIA    :
                                     :    SS.
COUNTY OF PHILADELPHIA          :


     On the _____ day of __________, 19__, before me, the
subscriber, a Notary Public in and for the Commonwealth and County aforesaid, personally appeared _______________, who acknowledged himself/herself to be the _____ President of PHILADELPHIA THERMAL CORPORATION, a corporation, and that he/she, as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself/herself as such officer, and desired that the same instrument be recorded as such.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year aforesaid.



                                        Notary Public

                                        My Commission Expires

STATE OF PENNSYLVANIA :
                           :    SS.
COUNTY OF PHILADELPHIA:


     I, the undersigned, a Notary Public in and for the County and State aforesaid, DO HEREBY CERTIFY, that _______________ personally known to me to be a Vice President of the Fidelity Bank, National Association, and _______________ personally known to me to be an Assistant Secretary of said corporation, and personally known to me to be the same persons whose names are subscribed to the foregoing instrument, appeared before me this day in person and severally acknowledged that as such Vice President and Assistant Secretary, they signed and delivered the said instrument and caused the corporate seal of said corporation to be affixed thereto, pursuant to authority given by the Board of Directors of said corporation, as their free and voluntary act, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

Given under my hand and official seal, the _____ day of __________, 19__. Commission expires ______________, 19__.

Notary Public

                           Exhibit D6
                Diagram and Legal Description of
                  Leaseback Space, A-2 Building
                       Schuylkill Station

                   EXHIBIT E to the SITE LEASE

                 DOCK FACILITY SERVICE AGREEMENT

                 DOCK FACILITY SERVICE AGREEMENT

     This Dock Facility Service Agreement ("Agreement") is made as of the 11th day of November, 1991, by and among Philadelphia Thermal Development Corporation, a Pennsylvania Corporation ("PTDC"), Philadelphia Thermal Energy Corporation, a Pennsylvania corporation ("PTEC") and Grays Ferry Cogeneration Partnership, a Pennsylvania joint venture partnership ("GFCP").

                           BACKGROUND

     PTDC is the current owner of certain lands situated at 2900-2960 and 2901-2953 Alter Street, 2900-2944 Peltz Street and 2929 Ellsworth Street, Philadelphia, Pennsylvania (collectively, the "Land"), including, without limitation, (a) all of the buildings and improvements erected on the Land (together with the Land, the "Real Property"), and (b) the dock located on the Schuylkill River adjacent to the Land, together with the facilities, machinery and equipment appurtenant to such dock or used in connection with the interconnection and forwarding of oil into the existing piping system that connects the dock with oil storage facilities located at PTEC's Schuylkill Station (collectively, the "Dock").
     PTEC and PTDC are parties to a Dock Facility Service Agreement dated October 8, 1990 ("PTEC/PTDC Agreement") pursuant to which PTDC agreed to provide certain services to PTEC in connection with the receipt, delivery and storage of oil. The PTEC/PTDC Agreement expires by its terms on October 8, 1997, whereupon PTEC has the right to acquire from PTDC the Dock and, under certain conditions, the Real Property.
     PTEC and GFCP are parties to a Site Lease of even date herewith ("Site Lease"), pursuant to which PTEC has leased to GFCP a portion of PTEC's building located at Schuylkill Station, 2600 Christian Street, Philadelphia, Pennsylvania. GFCP intends to install a cogeneration facility ("Cogeneration Facility") in the leased portion of Schuylkill Station, and to burn No. 2 oil and/or No. 6 oil to produce steam and electricity. GFCP will utilize the existing piping system owned by PTDC to transport No. 6 oil from the Dock to the Cogeneration Facility. GFCP further intends to install all piping and related equipment necessary to transport GFCP's No. 2 oil from the Dock to the Cogeneration Facility.
     PTDC, PTEC and GFCP now desire to enter into this Agreement to document their relationship regarding the receipt of oil at the Dock, the transportation of oil from the Dock to a designated storage tank at Schuylkill Station, the storage of oil by PTDC on behalf of GFCP, and certain other rights and obligations of the parties with respect to this arrangement. Accordingly, in consideration of the mutual promises contained herein and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Definition. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:
          (a)  The term "Barrel" shall mean forty-two (42)

U.S. gallons, corrected to sixty (60) degrees Fahrenheit.
          (b) The term "Force Majeure" shall mean acts of God, acts of any governmental body, whether civil or military, foreign or domestic, acts of a public enemty, riots, strikes, labor disputes, all perils and accidents on the seas or other waters, fires, explosions, floods, other casualties, breakdown of or damage to production or transportation facilities, embargoes or any cause whatsoever beyond the control of the party to whom the term is being applied.
          (c) The term "GFCP Piping System" means the piping system and related machinery and equipment necessary or appropriate to transport No. 2 oil (i) from the Dock to the GFCP Tank, or (ii) from the Storage Tanks to the Cogeneration Facility.
          (d) The term "GFCP Product" shall mean Product to be purchased by GFCP.
          (e) The term "GFCP Tank" shall mean the 500,000 gallon oil storage tank owned by PTEC in Schuylkill Station.
          (f) The term "Index" shall mean the Consumer Price Index for Fuel and Other Utilities (1982-1984=100) issued for the Philadelphia region from time to time by the Federal Bureau of Labor Statistics ("BLS") or any successor agency that shall issue the Index, or any other measure hereafter employed by the BLS or any successor agency in lieu of the Index.
          (g) The term "All Items Index" shall mean the Consumer Price Index for All Items (1982-1984=100) issued for the Philadelphia region from time to time by the BLS or any successor agency that shall issue the All Items Index, or any other measure hereafter employed by the BLS or any other measure hereafter employed by the BLS or any successor agency in lieu of the All Items Index.
          (h) The term "Product" shall mean fuel oil with quality characteristics falling within the limits set forth in the Fuel Oil Specifications for No. 2 oil and No. 6 oil attached hereto as Exhibit "A" and made a part hereof, as modified by mutual agreement of PTDC and GFCP from time to time.
          (i) The term "PTEC Product" shall mean Product to be purchased by PTEC for use by PTEC or by Philadelphia Electric Company.
          (j) The term "Storage Tanks" shall mean the tanks located on the Real Property which may be used to store GFCP Product.
     2.   Procedure for Receipt and Delivery of Product by PTDC.
          (a) Procedure for Receipt of Product. PTDC agrees to make berth space at the Dock available for barges delivering GFCP Product, no later than twenty-four (24) hours after the arrival at the Dock of any barge carrying GFCP Product. Barges shall be given priority in the order needed to maintain optimal steam production in accordance with the Steam Purchase Agreement between PTEC and GFCP of even date herewith. GFCP shall give PTDC notice by telephone of (i) scheduled arrival of GFCP Product at the Dock at least forty-eight (48) hours prior to such arrival, with such notice to include the name and specifications of the barge, the quantity and specifications of the arriving GFCP Product to be unloaded, and the expected day and hour of such arrival; (ii) such confirmation of the time of such arrival not more than eighteen (18) hours and not less than twelve (12) hours prior to such arrival; (iii) readiness of the barge to discharge, and (iv) either that GFCP is ready to accept GFCP Product upon such arrival for transmission to the GFCP Tank through the GFCP Piping System, or that the GFCP Product is to be stored in the Storage Tanks (if available pursuant to Section 3 hereof) on behalf of GFCP ( collectively, the "Notice Requirements"). PTDC agrees that PTDC shall be responsible for any demurrage charges arising from any delay caused by PTDC in the receipt of GFCP Product and its delivery into the GFCP Piping System or Storage Tanks (as the case may be) beyond the twenty-four (24) hour period specified in the first sentence of this Paragraph 2(a), provided that GFCP has fulfilled all of the Notice Requirements. In the event that the berth time for any barge shall exceed (20) hours for any reason other than the negligence of PTDC or a default by PTDC under this Agreement, PTDC may, in its discretion, (A) permit the barge to continue to lie at berth, provided, however, that PTDC shall not be responsible for any demurrage charges by or on behalf of any vessel or vessels delayed beyond such twenty (20) hour period or
(B) require GFCP to cause the barge to leave the Dock.
          (b) Title to Product. The parties agree that GFCP shall at all times have title to and ownership of all GFCP Product delivered at the Dock on behalf of GFCP from the point the Product enters the discharge flange on the barge. GFCP shall indemnify, defend and hold PTDC harmless from and against any and all causes of action, damages, liabilities, costs and expenses arising out of a claim of title to or ownership of any Product delivered to the Dock on behalf of GFCP.
          (c) Delivery of Product to GFCP. PTDC shall receive at the Dock and implement the interconnection and forwarding into the GFCP Piping System of all GFCP Product; provided, however, that (i) PTDC shall have no obligation to handle any lines, make any hose connections or perform any related services on board any barge in connection with the delivery of GFCP Product to GFCP, and (ii) at GFCP's request (made in accordance with Paragraph 2(a) hereof), PTDC shall store GFCP Product in the Storage Tanks (if available pursuant to Section 3) and implement the forwarding and interconnection of such stored GFCP Product into the GFCP within twenty-four (24) hours after GFCP's request (which may be made by telephone) to do so. Barge unloading at the Dock shall be by PTDC personnel assisted by barge company personnel and/or personnel supplied by the contract operator of the Cogeneration Facility ("Operator"). Operator personnel shall be responsible for, and coordinate with PTDC personnel, barge unloading to ensure safe operation of the Schuylkill Station fuel oil systems, including monitoring of tank levels. Upon completion of barge unloading, GFCP may request that the pipeline be flushed. All flush oil utilized to flush lines after GFCP Product is delivered shall be accounted for as a delivery to GFCP into the GFCP No. 6 oil system of Schuylkill Station.
          (d) Standard of Care. PTDC agrees to exercise the established industry standards of care in receiving, handling and storing GFCP Product; product, however, that PTDC shall have no liability for any claims, causes of action, liabilities, damages, costs or expenses which, as a result of Force Majeure, could not have been avoided by the exercise of such care.
          (e) Regulatory Requirements. PTDC represents and warrants to GFCP that the Dock and the Storage Tanks (if available) shall be maintained and operated by PTDC in accordance with all applicable laws, statutes, ordinances, rules and regulations.
          (f) Pollution. In the event that GFCP Product is discharged upon or beneath the Dock, or upon or beneath any waters or land, GFCP shall indemnify, defend and hold PTDC harmless from and against any and all claims, causes of action, damages, liabilities, costs and expenses arising out of such discharge, unless such discharge was caused by the negligence of PTDC or PTDC's failure to fulfill its obligations under this Agreement. In the event of any such discharge, PTDC shall promptly notify PTDC's Fuels Section Dispatcher and take reasonable measures to effectuate containment or removal of the GFCP Product. Any such measures taken by PTDC shall be at the sole cost and expenses of GFCP unless the discharge was caused by PTDC's failure to fulfill its obligations under this Agreement.
     3. Storage Tanks. PTDC has advised GFCP that the Storage Tanks sold or leased on a long-term basis to one or more buyers or lessees. So long as PTDC or PTEC owns the Storage Tanks and has available unleased capacity therein, GFCP shall be entitled to store GFCP Product in the available Storage Tanks on the terms set forth herein. Nothing contained herein, however, shall in any way limit PTDC or PTEC from selling or leasing the Storage Tanks, and GFCP shall not be entitled to any damages or other remedies of any kind if the Storage Tanks are unavailable at any time or from tie to time for GFCP use because of such sale or lease.
     4.   Installation and Maintenance Obligations.
          (a) GFCP shall, at GFCP's expense, construct, install and interconnect the GFCP and acquire all permits, easements and rights of way necessary for the GFCP Piping System. Any easements or rights of way required from PTDC shall be at no additional charge to GFCP.
          (b) PTDC shall maintain and repair the Dock and the Storage Tanks so as to keep the same in good operating condition throughout the term of this Agreement, and so as to permit barges carrying GFCP Product to arrive at the Dock, discharge GFCP Product, and depart in an orderly manner and in accordance with the terms of this Agreement. GFCP shall maintain, repair and replace he GFCP Piping System .
     5.   Charges Payable by GFCP.
          (a) Operating Charge. In consideration of PTDC's performance of its obligations under this Agreement, GFCP agrees to pay to PTDC (i) through October 31, 1997, GFCP's Proportional Share (as defined below) of PTDC's estimated operating costs ("Estimated Operating Charge") with respect to the Real Property and Dock (collectively, the "Facility") which shall consist of the following items (collectively, "Costs"): (A) utility services consumed in connection with the Facility, (B) operation, maintenance and repair of the Facility, (C) demurrage, interconnecting and forwarding and inspection charges associated with GFCP Product, (D) insurance and taxes related to the Facility, and (E) principal and interest due (amortized over fifteen (15) years in accordance with the amortized over fifteen
(15) years in accordance with the amortization table attached as Exhibit "C") on that certain loan in the amount of $2,850,000 from Fidelity Bank, National Association ("Fidelity") to PTDC, evidenced by that certain Mortgage Note, dated October 8, 1990, executed by PTDC in favor of Fidelity, (ii) for the period beginning November 1, 1997 and ending December 31, 1998, $.50 per barrel of GFCP Product received at the Dock ("Base Operating Charge"), and (iii) for any calendar year thereafter, a sum equal to the product of the Base Operating Charge during the prior calendar year multiplied by a fraction (not less than one), the numerator of which shall equal the All Items Index for one prior Numerator Year (hereinafter defined in Section 5(e)(ii) below) and the denominator of which shall equal the All Items Index for November of the calendar year prior to the Numerator Year. The Estimated Operating Charge shall be based on a calendar year operating budget ("Budget") for the Costs to be submitted by PTDC to GFCP on January 1 of each calendar year this Agreement is in effect (except that the Budget for the first calendar year this Agreement is in effect shall be submitted by PTDC to GFCP on the date hereof).
     (b) Proportional Share. GFCP's Proportional Share of the Costs shall be determined annually based on the relative projected annual Product to be handled by PTDC on behalf of GFCP in relation to the projected annual Project to be handled by PTDC on behalf of PTEC. GFCP and PTEC shall each provide one another and PTDC with estimated Project Projections no later than thirty
(30) days before the Commencement Date and thirty (30) days before the Commencement Date and thirty (30) days before each anniversary of the Commencement Date of this Lease, and GFCP's Proportional Share shall be determined by PTDC based on the amount of projected GFCP Product in relation to the amount of projected PTEC Product. Within thirty (30) days following each anniversary of the Commencement Date, the actual Product usage of GFCP and PTEC for the previous twelve (12) month period shall be determined by PTDC, and PTEC and GFCP shall thereafter, within thirty (30) days following receipt of PTDC's determination, make appropriate adjustments to reconcile any discrepancy between the amounts paid by each of them based estimated usage and the amount actually used by each of them.
          (c) Monthly Payments. On the first day of each calendar month during the portion of the term of this Agreement prior to October 31, 1997, GFCP shall pay to PTDC, in advance, one-twelfth (1/12) of GFCP's Proportional Share of the Estimated Operating Charge ("Estimated Monthly Operating Payment"). Thereafter, during the term of this Agreement, GFCP shall pay to PTDC or its successor in interest, as applicable, the Base Operating Charge, as adjusted pursuant to Section 5(a) above within thirty (30) days after receipt of a bill therefor ("Billed Monthly Operating Payment", and together with each Estimated Monthly Operating Payment, each, a "Monthly Operating Payment").

If the date hereof is not the first day of a calendar month, GFCP' payment of the Monthly Operating Payment for the fractional month between the date hereof and the first day of the first full calendar month in the term of this Agreement shall be prorated on a per diem basis (calculated on a thirty (30) day month).
          (d) Monthly Adjustments to Estimated Operating Charge. Following the end of each calendar month during the portion of the term of this Agreement prior to October 31, 1997, PTDC shall furnish to GFCP a written statement ("Adjustment Statement") showing the actual Costs for a specified period prior to the date of such Adjustment Statement, which Costs have not been verified in any previous Adjustment Statement ("Actual Operating Charge"). If GFCP's Proportional Share of the Actual Operating Charge exceeds GFCP's payment with respect to the period covered by the Adjustment Statement, GFCP shall pay to PTDC the deficiency ("Deficiency Payment") within ten (10) days after the date of the furnishing of the Adjustment Statement from PTDC. If GFCP's Monthly Operating Payment exceeds GFCP's Proportional Share of the Estimated Operating Charges for the balance of the term of this Agreement, PTDC shall refund to GFCP the amount of such excess.

          (e)  Monthly Storage Fees.
               (i) Determination of Storage Fee. In addition to the Monthly Operating Payments and Deficiency Payments paid by GFCP to PTDC under this Agreemet, GFCP shall pay PTDC a monthly charge obtained by multiplying the Base Storage Charge (hereinafter defined) by each barrel of GFCP Product stored by PTDC in the Storage Tanks ("Storage Fee"). The Base Storage Charge for the calendar year 1991 shall be agreed to within ten
(10) days after the date of the Agreement, and the Base Storage Charge for each subsequent calendar year of the term of this Agreement shall be agreed to by the parties prior to January 1, of each such calendar year. The Base Storage Charge shall be consistent with the market commercial rate for storing fuel oil in the City of Philadelphia ("Industry Rate"), and if the parties do not agree upon the Base Storage Charge for any calendar year, either party apply to the American Arbitration Association (in Philadelphia) for a determination of the Industry Rate, which, when determined by arbitration, shall be binding upon the parties (and a judgment with respect to such determination may be entered by a court of competent jurisdiction) as the Base Storage Charge for the calendar year in question. Each party hereby consents to arbitration of the Industry Rate and Base Storage Charge as aforesaid, and agrees to pay one-half of the cost of any such arbitration proceeding. The Base Storage Charge shall be prorated (based on the number of days in the calendar month in question) as applied to any Barrels of GFCP Product which are stored in the Storage Tanks for a portion of a calendar month.

               (ii) Maximum Base Storage Charge. Notwithstanding anything to the contrary set forth in this Paragraph 5(d), in no event shall the Base Storage Charge exceed (A) $.50 for calendar year 1991, or (B) for any calendar year thereafter, a sum equal to the product of the Base Storage Charge during the prior calendar year multiplied by a fraction (not less than one), the numerator of which shall equal the Index for November of the prior calendar year ("Numerator Year"), and the denominator of which shall equal the Index for November of the calendar year prior to the Numerator Year.
            (iii) Method of Payment. All Storage Fees shall be billed by PTDC and paid by GFCP fifteen (15) days after receipt of each monthly invoice.
          (f) Separate Calendar Years. Each calendar year of the term of this Agreement shall be treated separately for the purposes of the calculations described in this Paragraph 5.
          (g) PTDC Purchase of Facility. Upon acquisition of the Facility by PTEC, PTEC shall assume PTDC's right and obligations hereunder, and GFCP shall make all payments due to PTDC hereunder to PTEC.
     6. Term of Agreement. This Agreement shall commence on thirty (30) days written notice from GFCP to PTDC ("Commencement Date"), and shall expire on the same date as the Site Lease, as the term thereof may be extended pursuant to the terms thereof.

     7.   Access to PTDC Property.
          (a) General Access. Throughout the term of this Agreement, GFCP and its agents and employees shall have access to the Dock for the purposes of observation, testing and inspection of (i) berthing and fuel unloading activities upon the arrival of barges carrying GFCP Product at the Dock berth and during such times as GFCP Product is being unloaded, and (ii) the performance of PTDC's maintenance and repair obligations described in Paragraph 4 hereof. PTDC shall arrange for independent quality and quantity inspections of barges unloading at the Dock. The independent inspector will be mutually satisfactory to GFCP and PTDC.
          (b) Emergency Access. In the event that the Storage Tanks then in use by GFCP contain less than twenty-four (24) hours live storage of GFCP Product, and PTDC fails, refuses or is unable to implement the interconnection and forwarding into the GFCP Piping System of GFCP Product, then GFCP may take such measures as are required to accomplish such interconnection and forwarding of GFCP Product into the GFCP Piping System, provided, however, that if such failure, refusal or inability of PTDC to implement the interconnection and forwarding into the GFCP Piping System of GFCP Product was justified under other provisions of this Agreement, then GFCP shall pay any and all costs, expenses, damages and liabilities incurred by PTDC as a result of any action taken by GFCP pursuant to this Paragraph 7(b).

     8.   Insurance.
          (a) PTDC's Insurance. Throughout the term of this Agreement, PTDC shall maintain the following insurance at its sole cost and expense:
               (i) Workmen's compensation insurance (or its statutorily required equivalent with respect to employees working at the dock) for all labor employed by PTDC in connection with the Agreement who may come within the protection of workmen's compensation, as required by the laws of the Commonwealth of Pennsylvania, and employer's liability insurance for the benefit of its employees not protected under such workmen's compensation laws. Employer's liability insurance shall be in an amount not less than $1,000,000.
               (ii) Comprehensive general liability and property damage insurance, including contractual liability, non-owned water craft and automobile liability endorsements, in an amount not less than $2,000,000, for injuries, including death, to any one person, and subject to the same limits per person, in an amount not less than $5,000,000 on account of one accident, and in an amount not less than $2,000,000 for property damage on account of one accident.
               (iii) Fire and extended coverage casualty insurance with respect to the Dock and the Storage Tanks, in an amount equal to no less than the replacement cost thereof.
               (iv) Environmental impairment liability insurance with respect to the discharge of any GFCP Product on, in or beneath any bodies of water or land, from any vessel berthed at the Dock, the Storage Tanks or any portion of the Dock, in an amount not less than $2,000,000.
          (b) GFCP's Insurance. Throughout the term of this Agreement, GFCP shall maintain the following insurance at its sole cost and expense:
               (i) Workmen's compensation insurance (or its statutorily required equivalent with respect to employees working at the Dock) for all labor employed by GFCP in connection with this Agreement who may come within the protection of workmen's compensation, as required by the laws of the Commonwealth of Pennsylvania, and employer's liability insurance for the benefit of its employees not protected under such workmen's compensation, as required by the laws of the Commonwealth of Pennsylvania, and employer's liability insurance for the benefit of its employees not protected under such workmen's compensation laws. Employer's liability insurance shall be in an amount not less than $1,000,000.
               (ii) Comprehensive general liability and property damage insurance, including contractual liability, non-owned water craft and automobile liability endorsements, in an amount not less than $2,000,000, for injuries, including death, to any one person, and subject to the same limits per person, in an amount not less than $5,000,000 on account of one accident, and in an amount not less than $2,000,000 for property damage on account of one accident.
               (iii)     Environmental impairment liability
insurance with respect to the discharge of any GFCP Product from the GFCP Piping System on, in or beneath any bodies of water or land, in an amount not less than $2,000,000.

          (c) Evidence of Coverage. Within ten (10) days after financial closing, with respect to Section 8(b)(i) and (ii), and at least ten days prior to the delivery of GFCP Product to the Dock with respect to Section 8(b)(iii), and prior to the expiration of any of the insurance coverage required of any party hereunder, each party shall furnish the other party with a certificate of insurance evidencing in particular that (i) the party who is required to maintain the insurance and the other party to this Agreement are both named insureds, as their interests may appear, (ii) the extent of the insurance, (iii) the amount of the insurance, (iv) the location and operations to which the insurance applies, and (v) the effective date and the date of expiration of the insurance. Such certificate shall also provide that the coverages evidenced thereby shall not be cancelled or changed in any manner for any reason, except upon thirty (30) days prior written notice to the party who is maintaining the insurance and the other party to this Agreement.
     9.   Defaults and Remedies.
          (a) Defaults. The occurrence of any one of the following events shall constitute an "Event of Default" under this Agreement:
               (i)  The failure of GFCP to pay any Monthly
Operating Payments, Deficiency Payments or Storage Fees due to PTDC or PTEC or GFCP of such failure.
               (ii) The failure of PTDC, PTEC or GFCP to perform any of their respective material obligations under this

Agreement within thirty (30) days after delivery of written notice to the party who has failed to perform its obligation by another party to this Agreement; provided, however, that such thirty (30) day period shall be extended by any period of time during which a party has failed to perform an obligation under this Agreement due to Force Majeure.
               (iii) Any assignment by PTDC, PTEC or GFCP for the benefit of creditors, the appointment of a receiver, liquidator or trustee of PTDC, PTEC or GFCP, or of any of their respective property, the insolvency of PTDC, PTEC or GFCP or the adjudication of PTDC, PTEC or GFCP (or against PTDC, PTEC or GFCP if the same shall not be discharged within sixty (60) days) of any case for the bankruptcy, reorganization or arrangement of such party pursuant to the Federal Bankruptcy Code or any similar statute, or the institution of any proceeding for the dissolution or liquidation of PTDC, PTEC or GFCP.
               (iv) The occurrence of an Event of Default by GFCP or PTEC under the Site Lease, if such Event of Default would permit the termination of the Site Lease by the non-defaulting party under the terms thereof.
          (b) Remedies. If an Event of Default occurs, the party not in default shall have the right to terminate this Agreement, seek specific performance of this Agreement, and exercise all of the rights and remedies, including, without limitation, all rights and remedies for damages caused by the Event of Default and/or occasioned by the termination of this

Agreement resulting from such Event of Default, which are available to the party not in default at law or in equity.
     10. Notices. All notices, requests, and demands upon either party hereto shall be in writing (except as provided in Paragraphs 2(a) and (c) hereof) and deemed effective (a) if personally delivered, on the date delivered, (b) if mailed by United States registered or certified mail, postage prepaid, on the second business day after the date on which it is mailed, or
(c) if mailed by private overnight courier service, such as Federal Express, on the next business day after the date on which it is mailed, when addressed to the part to receive such notice, request or demand as follows:
     If to PTDC:    Philadelphia Thermal Development Corporation
                    Schuylkill Station
                    2600 Christian Street
                    Philadelphia, PA  19146

     If to PTEC:    Philadelphia Thermal Energy Corporation
                    Schuylkill Station
                    2600 Christian Street
                    Philadelphia, PA  19146

     If to GFCP:    Grays Ferry Cogeneration Partnership
                    225 S. 8th Street
                    Philadelphia, PA
                    Attention:

or to such other address as either party may notify the other party of in the foregoing manner.
     11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
     12. No Waiver. No delay or failure of any party to exercise any right, option or remedy herein given or reserved shall constitute a waiver of such right or prevent the party from afterwards shall constitute a waiver of such right or prevent the party from afterwards exercising such right, option or remedy. The rights, options and remedies provided herein shall be cumulative and no one or more of them shall be exclusive of the other or others, or of any other right, option or remedy now or hereafter given or allowed by law or equity.
     13. Successors and Assigns. This Agreement shall be binding upon, and the benefits hereof shall inure to, the parties hereto and their respective successors and assigns; provided, however, that no party hereto may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties except that in the event PTEC acquires the Dock, the Storage Tanks and any other assets of PTDC in accordance with the terms of the PTEC/PTDC Agreement (collectively, the "PTDC Assets") from PTDC, GFCP's consent shall not be required for PTEC to assume certain applicable obligations or enjoy certain applicable benefits accruing to PTDC hereunder. In the event PTEC acquires any of the PTDC Assets from PTDC, PTEC shall be deemed to have assumed certain obligations of PTDC and PTDC shall be deemed to have assigned to PTEC certain benefits accruing to PTDC under this Agreement, which obligations and benefits are more fully set forth in the PTEC/PTDC Agreement. Upon PTEC's acquisition of the Dock, all applicable references to PTDC in this Agreement shall be deemed referenced to PTEC.
     14. Entire Agreement. This Agreement contains the entire Agreement and understanding of the parties hereto with respect to the subject matter hereof, and may not be changed, modified or amended in any manner except by a written agreement signed by the party against whom enforcement of the change, modification or amendment is sought.
     15. Headings. The headings and captions appearing in the text of this Agreement are used for convenience of reference only and shall not affect the meaning or interpretation of this Agreement in any manner.
     IN WITNESS WHEREOF, the parties hereto have executed this Dock Facility Service Agreement as of the day and year first above written.

                                   PHILADELPHIA THERMAL
                                   DEVELOPMENT CORPORATION

ATTEST:                            By: /s/ S.G. Smith
      (Assistant) Secretary)         Steven G. Smith, President


                                   PHILADELPHIA THERMAL
                                   ENERGY CORPORATION

ATTEST:                            By:/s/
      (Assistant) Secretary)         Steven G. Smith, President


                                   GRAYS FERRY COGENERATION
                                   PARTNERSHIP

                                   By:  O'Brien Environmental
Energy, Inc.,
                                      General Partner

ATTEST:                            By: /s/ Robert A. Shinn
      (Assistant) Secretary)       Title: Vice President

                                   By:  Adwin Equipment Company,
                                      General Partner

ATTEST:                            By: /s/ Daniel A. Neely
      (Assistant) Secretary)       Title: Vice President

                           EXHIBIT "A"


      Any No. 2 or No. 6 oil meeting the requirements of GFCP's air quality permits and equipment manufacturers' recommendations, but excluding recycled oil.

          EXHIBIT B TO DOCK FACILITY SERVICE AGREEMENT

                      INTENTIONALLY OMITTED

          EXHIBIT C TO DOCK FACILITY SERVICE AGREEMENT

                      AMORTIZATION SCHEDULE

          [PHILADELPHIA THERMAL DEVELOPMENT CORPORATION
                     PETRO PROPERTY PURCHASE

                   LOAN AMORTIZATION SCHEDULE
         ASSUMED INTEREST RATE:  PRIME + 1/4% = 10.25%]

                   Exhibit F to the Site Lease

                   Demineralized Water Charges

                            EXHIBIT F


Per Thousand Pounds of Water                         As of 1/1/93

Water & Sewer                                           $    0.33
Chemicals                                               $    0.18
Labor                                                   $    0.09
Repairs & Maintenance                                   $    0.05
Electricity from Utility                                $    0.03
Depreciation                                            $    0.05

Cost of Modifications,
Additions & Expansion required                          $    0.00
by GFCP*

Electricity from GFCP                                   $    0.00
Back-up Electricity from                                $    0.00
Utility
Cost of Electrical                                      $    0.00
Interconnect*

Less:
Cost of Electric from GFCP                             ($    0.00)



Total                                                   $    0.73



*    Includes Financing Costs